Exhibit 1

Execution Version

PURCHASE AGREEMENT

BY AND AMONG

SPRAGUE RESOURCES HOLDINGS LLC,

AS SELLER,

SPRAGUE HP HOLDINGS, LLC,

AS ACQUIROR,

AND

SOLELY FOR PURPOSES OF SECTION 11.14,

HARTREE PARTNERS, LP,

AS GUARANTOR

April 20, 2021

i

ii

EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Assignment of Subject Interests
Exhibit C	Form of New Bedford Terminal Agreement

iii

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of April 20, 2021, is entered into by and among Sprague Resources Holdings LLC, a Delaware limited liability company (“Seller”), Sprague HP Holdings, LLC, a Delaware limited liability company (“Acquiror”), and, solely for purposes of Section 11.14, Hartree Partners, LP, a Delaware limited partnership (“Guarantor”).

WHEREAS, Seller is the owner of (i) 16,058,484 Common Units (the “Subject Common Units”) of Sprague Resources LP, a Delaware limited partnership (“SRLP”), (ii) 100% of the outstanding membership interests (the “Subject GP Interests”) of Sprague Resources GP LLC, a Delaware limited liability company and the general partner of SRLP (“SRLP GP”), and (iii) 100% of the Incentive Distribution Rights of SRLP (the “Subject IDRs” and, together with the Subject Common Units and the Subject GP Interests, the “Subject Interests”);

WHEREAS, in connection with the Closing, Acquiror desires to purchase the Subject Interests from Seller, and Seller desires to sell the Subject Interests to Acquiror, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the board of managers of Seller has approved the transactions contemplated by this Agreement, including the sale of the Subject Interests to Acquiror.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement have the meanings set forth in Exhibit A.

Section 1.2 Rules of Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b) the word “including” and its derivatives mean “including without limitation” and are terms of illustration and not of limitation;

(c) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms shall have corresponding meanings;

(d) the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”;

(e) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(f) the phrase “made available,” when used herein, means that the information or materials referred to have been physically or electronically delivered, directly or indirectly, to the applicable Party or its Representatives (including information or materials that have been posted to an on-line “virtual data room” established by or on behalf of one of the Parties or their respective Affiliates, and information and materials that have been publicly made available through filings with the SEC since January 1, 2020), in each case, (i) with respect to any information or materials that have been publicly made available through filings with the SEC, prior to the execution of this Agreement and (ii) with respect to any other information or materials, on or before 5:00 p.m., New York City Time, April 19, 2021;

(g) all references to prices, values or monetary amounts refer to United States dollars;

(h) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(i) the Transaction Documents have been jointly prepared by the parties thereto, and no Transaction Document shall be construed against any Person as the principal draftsperson thereof, and no consideration may be given to any fact or presumption that any applicable party had a greater or lesser hand in drafting any Transaction Document;

(j) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(k) any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise expressly stated herein;

(l) the Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement;

(m) unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters hereunder shall be made, in accordance with GAAP, applied on a consistent basis;

(n) all references to days shall mean calendar days unless otherwise provided;

(o) all references to time shall mean New York, New York time;

(p) references to any Person shall include such Person’s successors and permitted assigns; and

(q) all references to any Law or Contract shall mean such Law or Contract, including any amendments thereto, as in effect on the date of this Agreement, provided that all references to any Law or Contract not contained in Article III, Article IV or Article V shall also include any amendments to any such Law after the date hereof and any amendments to any such Contract that are permitted or otherwise contemplated by the terms of this Agreement.

ARTICLE II

SALE AND PURCHASE

Section 2.1 Sale and Purchase. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Acquiror, and Acquiror shall purchase and acquire from Seller, the Subject Interests, and in consideration therefor, Acquiror shall pay Seller in immediately available funds the Purchase Price to the account designated by Seller at least three Business Days prior to the Closing Date. The aggregate Purchase Price payable to Seller for the Subject Interests shall be $290,000,000.00, consisting of (a) $264,964,986.00 attributable to the Subject Common Units, at a price of $16.50 per Subject Common Unit, and (b) $25,035,014.00 attributable to the Subject GP Interests and the Subject IDRs, collectively.

Section 2.2 Pre-Closing and Closing Quarterly Distributions. The Parties hereby agree that:

(a) if the Closing occurs on or prior to June 15, 2021, then (i) Seller shall be entitled to any distribution(s) on the Subject Common Units (or the Subject IDRs) made on or after the date hereof and prior to the Closing Date and (ii) Acquiror shall be entitled to any distribution(s) on the Subject Common Units (or the Subject IDRs) made on or after the Closing Date; and

(b) if the Closing occurs after June 15, 2021, then:

(i) with respect to distribution(s) on the Subject Common Units (or the Subject IDRs) made on or after the date hereof relating to the fiscal quarter of SRLP ending on March 31, 2021 and any other fiscal quarter the last day of which precedes the Closing Date, the Seller shall be entitled to such distribution(s) on the Subject Common Units (or the Subject IDRs) held by the Seller as of the last day of the applicable quarter regardless of whether such distribution(s) are made on or after the Closing Date;

(ii) with respect to each distribution on the Subject Common Units (or the Subject IDRs) made on or after the date hereof relating to the fiscal quarter of SRLP during which the Closing Date occurs, (A) the Seller shall be entitled to a portion of such distribution on the Subject Common Units (or the Subject IDRs) held by the Seller immediately prior to the Closing equal to (1) the aggregate amount of such distribution on the Subject Common Units (or the Subject IDRs) held by the Seller immediately prior to the Closing, multiplied by (2) a fraction, the numerator of which is the number of calendar days of such fiscal quarter occurring prior to (but not on) the Closing Date and the denominator of which is the number of calendar days constituting such fiscal quarter; and (B) Acquiror shall be entitled to a portion of such distribution on the Subject Common Units (or the Subject IDRs) equal to (1) the aggregate amount of such distribution on the Subject Common Units (or the Subject IDRs), multiplied by (2) a fraction, the number of which is the number of calendar days of such fiscal quarter occurring on or after the Closing Date and the denominator of which is the number of calendar days constituting such fiscal quarter, in each case, whether such distribution is made on or after the Closing Date; and

(iii) with respect to any other distribution(s) on the Subject Common Units (or the Subject IDRs) not addressed in clause (i) or (ii), Acquiror shall be entitled to such distribution(s); and

(c) If and to the extent any Party or any of such Party’s Affiliates receives any distributions or payment to which it is not entitled pursuant to this Section 2.2, it shall promptly pay or cause to be paid such distributions or payment no later than two Business Days following the receipt by such Party or any of such Party’s Affiliates to the Party entitled to such distributions or payment pursuant to this Section 2.2, or if later, on the Closing Date, and the Parties agree to treat any such payments as adjustments to the Purchase Price for all U.S. federal and applicable state income and franchise Tax purposes.

Section 2.3 Closing. Subject to the prior or concurrent satisfaction or valid waiver of the conditions set forth in Article VII, the closing of the transactions referred to in Section 2.1 (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin St., Suite 2500, Houston, Texas 77002, commencing at 10:00 a.m. local time on the day that is three Business Days after the date on which the last of the conditions set forth in Article VII (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) is satisfied or validly waived or at such other place and on such other date or time as the Parties may mutually agree (the date on which the Closing takes place, the “Closing Date”).

Section 2.4 Withholding. Acquiror shall be entitled to deduct and withhold from the consideration otherwise payable to Seller pursuant to this Agreement such amounts as Acquiror reasonably determines in good faith that it is required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment; provided that Acquiror shall use commercially reasonable efforts to notify Seller of its determination prior to such payment, and the Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such deduction and withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any such deduction and withholding. To the extent that amounts are so withheld and remitted or otherwise paid over to the applicable Governmental Authority, Acquiror shall provide reasonably acceptable proof of such remission or payment to Seller, and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller. Notwithstanding the foregoing, Acquiror shall not be entitled to deduct and withhold, or cause to be deducted and withheld, any amount under Code Sections 1445 and 1446(f) from the consideration otherwise payable to Seller pursuant to this Agreement to Seller if Seller provides the duly executed Internal Revenue Service Form W-9 described in Section 7.4(d); provided, that this Section 2.4 shall not be construed to restrict the rights of Acquiror to withhold under Code Sections 1445 and 1446(f) in respect of a change in applicable tax law occurring after the date of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER CONCERNING SELLER AND THE SUBJECT INTERESTS

Except as set forth on the corresponding section or subsection of the Disclosure Schedules, Seller hereby represents and warrants to Acquiror as of the date hereof and as of the Closing Date:

Section 3.1 Organization.

(a) Seller (i) is duly incorporated, organized or formed, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation and (ii) has all requisite legal and entity power and authority to own, lease and operate its assets and properties and to conduct its business as currently owned and conducted, except in the case of this clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(b) Seller is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its assets and properties requires it to so qualify, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(c) Seller has made available to Acquiror true and complete copies of its Organizational Documents as in effect on the date of this Agreement.

Section 3.2 Validity of Agreement; Authorization. Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party and to perform its obligations hereunder and thereunder and to comply with the terms and conditions hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party and the performance by Seller of its obligations hereunder and thereunder have been duly authorized by Seller’s governing body and, to the extent required, its equityholder(s), and no other proceedings on the part of Seller are necessary to authorize such execution, delivery and performance. This Agreement and the other Transaction Documents to which Seller is a party have been duly executed and delivered by Seller (except for any Transaction Documents required to be executed and delivered at the Closing, in which case such Transaction Documents will be duly executed and delivered by Seller at the Closing) and, assuming due execution and delivery by the other parties hereto and thereto, constitute or will constitute Seller’s valid and binding obligation, enforceable against Seller in accordance with their respective terms, except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity (collectively, “Enforceability Exceptions”).

Section 3.3 No Conflict or Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not: (a) violate or conflict with any provision of the Organizational Documents of Seller; (b) violate any applicable Law binding on Seller; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any material Contract to which Seller is a party or by which Seller is bound or to which any of its properties or assets are subject; (d) result in the creation or imposition of any Encumbrances (other than Permitted Encumbrances) upon any of (i) the Subject Interests or (ii) the other properties or assets of Seller; or (e) result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of Seller, except, in the case of clauses (b), (c), (d)(ii) or (e), as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Section 3.4 Consents and Approvals. Except (a) as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect or an SRLP Entities Material Adverse Effect, (b) for any filings required to be made under the Hart Scott Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or other state, local, or non-U.S. laws or regulations having a similar merger control purpose, or (c) for any filings required for compliance with any applicable requirements of the federal securities Laws, any applicable state or local securities Laws and any applicable requirements of a national securities exchange, neither the execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is, or will be, a party, nor Seller’s performance of its obligations hereunder or thereunder, requires the consent, approval, waiver or authorization of, or declaration, filing, registration or qualification with, any Governmental Authority by Seller or any SRLP Entity.

Section 3.5 Ownership of the Subject Interests. Seller is the record and beneficial owner of the Subject Interests, free and clear of any Encumbrances, except for (a) restrictions on transfer arising under applicable securities Laws and (b) the applicable terms and conditions of this Agreement and the Organizational Documents of Seller. The Subject Interests held by Seller have been duly authorized and validly issued and are fully paid and non-assessable except to the extent specified in the Delaware Limited Liability Company Act or the Delaware Revised Uniform Limited Partnership Act, as applicable, or in the Organizational Documents of SRLP or SRLP GP. Seller is not a party to any agreements, arrangements or commitments obligating it to grant, deliver or sell, or cause to be granted, delivered or sold, the Subject Interests, by sale, lease, license or otherwise, other than this Agreement. Upon the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, Seller will assign, convey, transfer and deliver to the Acquiror good and valid title to the Subject Interests free and clear of all Encumbrances, except for (i) restrictions on transfer arising under applicable securities Laws and (ii) the applicable terms and conditions of this Agreement and the Organizational Documents of SRLP or SRLP GP.

Section 3.6 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of Seller, SRLP GP, SRLP or any of their respective Affiliates.

Section 3.7 Litigation. There are no Proceedings pending or, to Seller’s Knowledge, threatened against or involving Seller, that, individually or in the aggregate, have had or would reasonably be expected to have a Seller Material Adverse Effect or could reasonably be expected to result in payment by Seller in excess of $500,000 (net of any expected insurance recovery). There are no Orders of any Governmental Authority outstanding against Seller or any of its assets and properties that would, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Section 3.8 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller, and Seller is not insolvent.

Section 3.9 SRLP GP.

(a) SRLP GP (i) is duly formed, validly existing and in good standing under the Laws of the State of Delaware and (ii) has all requisite legal and entity power and authority to own, lease and operate its assets and properties and to conduct its business as currently owned and conducted, except in the case of this clause (ii), as would not, individually or in the aggregate, reasonably be expected to have an SRLP Entities Material Adverse Effect.

(b) Seller is the record and beneficial owner of the Subject GP Interests, which constitute 100% of the outstanding membership interests in SRLP GP, free and clear of any Encumbrances, except for (i) restrictions on transfer arising under applicable securities Laws and (ii) the applicable terms and conditions of this Agreement and the Organizational Documents of SRLP GP. The membership interests in SRLP GP owned by Seller have been duly authorized and validly issued and are fully paid and non-assessable except to the extent specified in the Delaware Limited Liability Company Act or in the Organizational Documents of SRLP GP. Seller is the record and beneficial owner of the Subject IDRs, which constitute 100% of the outstanding Incentive Distribution Rights of SRLP, and the Subject Common Units, in each case, free and clear of any Encumbrances, except for (A) restrictions on transfer arising under applicable securities Laws and (B) the applicable terms and conditions of this Agreement and the Organizational Documents of SRLP. SRLP GP is the record and beneficial owner of the SRLP General Partner Interest, which constitutes 100% of the outstanding general partner interests in SRLP, free and clear of any Encumbrances, except for (A) restrictions on transfer arising under applicable securities Laws and (B) the applicable terms and conditions of this Agreement and the Organizational Documents of SRLP and SRLP GP. Each of the Subject Interests has been duly authorized and validly issued and is fully paid and non-assessable except to the extent specified in the Delaware Limited Liability Company Act or Delaware Revised Uniform Limited Partnership Act or in the Organizational Documents of SRLP GP or SRLP, as applicable. Seller is not a party to any agreements, arrangements or commitments obligating it to grant, deliver or sell, or cause to be granted, delivered or sold, any Subject Interests by sale, lease, license or otherwise. SRLP GP has all necessary limited liability company power and authority to act as general partner of SRLP.

(c) Except as described in the Organizational Documents of SRLP GP, there are no (i) outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (preemptive, contingent or otherwise) obligating SRLP GP to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in SRLP GP; (ii) outstanding securities or obligations of any kind of SRLP GP which are convertible into or exercisable or exchangeable for any equity interest in SRLP GP or any other Person, and SRLP GP has no obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) outstanding equity appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based on the book value, income or any other attribute of SRLP GP; (iv) outstanding bonds, debentures or other evidence of indebtedness or obligations of SRLP GP having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of equity interests of SRLP GP; and (v) shareholder or unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which SRLP GP is a party or by which any of its securities are bound with respect to the voting, disposition or registration of any outstanding securities of SRLP GP.

(d) Except as set forth on Schedule 3.9(d), SRLP GP has no material assets or liabilities other than assets or liabilities incidental to SRLP GP’s existence or in connection with its ownership of the SRLP General Partner Interest. Except as set forth on Schedule 3.9(d), SRLP GP has not engaged in or conducted, directly or indirectly, any business or other activities other than (i) acting as the general partner of SRLP in compliance with the Organizational Documents thereof and (ii) in connection with its ownership of the SRLP General Partner Interest. Except as set forth on Schedule 3.9(d), SRLP GP is not party to any Contract other than Contracts incidental to its existence, in its capacity as the general partner of SRLP, or in connection with its ownership of the SRLP General Partner Interest.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER CONCERNING THE SRLP ENTITIES

Except (a) as disclosed in any SEC Report filed with the SEC prior to the date hereof (other than any disclosures contained therein under the headings “Risk Factors” or “Cautionary Statement Regarding Forward-Looking Statements” (other than any factual information contained therein) or any general statements regarding risks and uncertainties that are similarly cautionary, predictive or forward-looking in nature) or (b) as set forth on the corresponding section or subsection of the Disclosure Schedules, Seller hereby represents and warrants to Acquiror as of the date hereof and as of the Closing Date:

Section 4.1 Organization.

(a) Each of the SRLP Entities (other than SRLP GP) (i) is duly incorporated, organized or formed, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation and (ii) has all requisite legal and entity power and authority to own, lease and operate its assets and properties and to conduct its business as currently owned and conducted, except in the case of this clause (ii), as would not, individually or in the aggregate, reasonably be expected to have an SRLP Entities Material Adverse Effect.

(b) Each of the SRLP Entities is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership, operation or leasing of its assets and properties requires it to so qualify, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have an SRLP Entities Material Adverse Effect.

(c) Seller has made available to Acquiror true and complete copies of the Organizational Documents of each of the SRLP Entities as in effect on the date of this Agreement.

Section 4.2 No Conflict or Violation. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not: (a) violate or conflict with any provision of the Organizational Documents of any of the SRLP Entities; (b) violate any applicable Law binding on any of the SRLP Entities; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default under, give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice or the passage of time or both) under, or require any consent under any of the terms, conditions or provisions of any Material Contract to which an SRLP Entity is a party or by which any SRLP Entity is bound or to which any SRLP Entity’s properties or assets are subject; or (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance or Encumbrances arising under or in connection with the Sprague Credit Agreement) upon any of the properties or assets of any of the SRLP Entities; except, in the case of clauses (b), (c), and (d) for any such matter that would not, individually or in the aggregate, reasonably be expected to have an SRLP Entities Material Adverse Effect or prevent or materially delay the consummation or performance of the transactions contemplated by any other Transaction Document to which any of the SRLP Entities is, or will be, a party, or to materially impair the ability of any SRLP Entity to perform its obligations under the Transaction Documents.

Section 4.3 SRLP Entities Capitalization; Subsidiaries.

(a) As of April 20, 2021, there are outstanding (i) 26,226,255 Common Units, (ii) the SRLP General Partner Interest and (iii) the Incentive Distribution Rights. As of April 20, 2021, there are 983,897 Common Units remaining available with respect to which additional awards may be granted under the SRLP LTIP. Except as described in this Section 4.3(a), there are no outstanding equity interests (or interests convertible into equity interests) in SRLP.

(b) Except (x) as described in the Organizational Documents of the SRLP Entities (other than SRLP GP) and (y) for the vesting or payment of any performance-based phantom units previously granted under the SRLP LTIP, there are no (i) outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (preemptive, contingent or otherwise) obligating any of such SRLP Entities (other than SRLP GP) to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in any of such SRLP Entities (other than SRLP GP); (ii) outstanding securities or obligations of any kind of any of such SRLP Entities (other than SRLP GP) which are convertible into or exercisable or exchangeable for any equity interest in any of such SRLP Entities (other than SRLP GP) or any other Person, and none of such SRLP Entities (other than SRLP GP) has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) outstanding equity appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based on the book value, income or any other attribute of any of such SRLP Entities (other than SRLP GP); (iv) outstanding bonds, debentures or other evidence of indebtedness or obligations of any of such SRLP Entities (other than SRLP GP) having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of equity interests of such SRLP Entity (other than SRLP GP); and

(v) shareholder or unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which any of such SRLP Entities (other than SRLP GP) is a party or by which any of their respective securities are bound with respect to the voting, disposition or registration of any outstanding securities of any of such SRLP Entities (other than SRLP GP).

(c) Schedule 4.3(c) sets forth each Subsidiary of SRLP and the ownership interest of SRLP in each such Subsidiary as of the date hereof. As of the date hereof, SRLP does not, directly or indirectly, own any equity securities in any Person that is not a Subsidiary of SRLP.

(d) Except as set forth on Schedule 4.3(d), no Person other than SRLP or its Subsidiaries owns any interests in any Subsidiary of SRLP as of the date hereof.

(e) All of the outstanding equity interests in the SRLP Entities held, directly or indirectly, by SRLP (i) have been duly authorized and validly issued and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such Person) and non-assessable except to the extent specified in the Delaware Limited Liability Company Act or the Delaware Revised Uniform Limited Partnership Act, as applicable (or any other applicable Law with respect to any other applicable jurisdiction of formation of any SRLP Entity), or in the Organizational Documents of such applicable SRLP Entity and (ii) are owned, directly or indirectly, by SRLP, free and clear of all Encumbrances other than (x) restrictions on transfer arising under applicable securities Law, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act, and (y) the applicable terms and conditions of this Agreement, the Sprague Credit Agreement and the Organizational Documents of such SRLP Entity.

Section 4.4 Financial Statements; SEC Reports. Since December 31, 2019, SRLP has timely filed all SEC Reports. All such SEC Reports, at the time filed with the SEC or, if amended, as of the date of the last such amendment (in the case of documents filed pursuant to the Exchange Act), or when declared effective by the SEC (in the case of registration statements filed under the Securities Act), complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, as in effect on the date so filed. No SEC Report at the time described above contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All financial statements (including any related notes thereto) contained or incorporated by reference in such SEC Reports complied as to form, when filed, in all material respects with the rules and regulations of the SEC with respect thereto, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of SRLP and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of SRLP and its consolidated Subsidiaries for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end audit adjustments that are not individually or in the aggregate material). As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any SEC Reports. No Subsidiary of SRLP is required to file periodic reports with the SEC, either pursuant to the requirements of the Exchange Act or by Contract.

Section 4.5 Disclosure Controls; Sarbanes-Oxley.

(a) SRLP has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to provide reasonable assurance that the information required to be disclosed by SRLP in the reports that it files or submits under the Exchange Act is accumulated and communicated to management of SRLP GP, including its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure to be made.

(b) SRLP, and to Seller’s Knowledge, the directors and officers of SRLP GP, in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, and any applicable requirements of a national securities exchange, in each case, that are effective and applicable to SRLP.

(c) The representations and warranties contained in this Section 4.5 do not address Tax matters, employee and SRLP Benefit Plan matters or environmental matters, which are addressed only in Section 4.8, Section 4.10 and Section 4.13, respectively.

Section 4.6 Absence of Certain Changes or Events.

(a) Since December 31, 2020, there has not been or occurred any event, change, fact, development, circumstance, condition or occurrence with respect to the SRLP Entities that has had or would, individually or in the aggregate, reasonably be expected to have an SRLP Entities Material Adverse Effect.

(b) From December 31, 2020 through the date of this Agreement, (i) the business of each of the SRLP Entities has been conducted in the ordinary course of business in all material respects consistent with past practice (except as contemplated by this Agreement) and (ii) there has not been any material physical damage, destruction or other casualty loss (whether or not covered by insurance) to any of the SRLP Entities’ respective properties or assets that are material to the business of the SRLP Entities, as applicable, taken as a whole, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have an SRLP Entities Material Adverse Effect. Without limiting the foregoing, from December 31, 2020 through the date of this Agreement, SRLP has not declared or paid, and has not agreed or committed to declare or pay, any distribution payable in cash, stock or property, other than the declaration and payment of regular quarterly distributions to holders of Common Units and Incentive Distribution Rights in accordance with the Organizational Documents of SRLP and as approved by the board of directors of SRLP GP, in its capacity as the general partner of SRLP. Schedule 4.6(b) sets forth the outstanding borrowings under each of the Sprague Credit Agreement as of 5:00 p.m. New York City Time on the date that is two Business Days prior to the date hereof.

(c) The representations and warranties contained in this Section 4.6 do not address Tax matters, employee and SRLP Benefit Plan matters or environmental matters, which are addressed only in Section 4.8, Section 4.10 and Section 4.13, respectively.

Section 4.7 Compliance with Law; Permits.

(a) The operations of each SRLP Entity are currently being conducted in compliance with all applicable Laws, including those relating to the use, ownership and operation of their respective assets and properties, except as would not, individually or in the aggregate, reasonably be expected to have an SRLP Entities Material Adverse Effect. None of the SRLP Entities nor any of their respective Affiliates has received notice of any violation of any applicable Law related to any SRLP Entity, except any such violation as would not, individually or in the aggregate, reasonably be expected to have an SRLP Entities Material Adverse Effect. To Seller’s Knowledge, none of the SRLP Entities is under investigation by any Governmental Authority for potential, material non-compliance with any Law, except as would not, individually or in the aggregate, reasonably be expected to have an SRLP Entities Material Adverse Effect.

(b) Each of the SRLP Entities is in possession of all Permits necessary to own, lease and operate its assets and properties and to lawfully carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to have an SRLP Entities Material Adverse Effect. None of the SRLP Entities is in conflict with, or in default or violation of, any of such Permits, except as would not, individually or in the aggregate, reasonably be expected to have an SRLP Entities Material Adverse Effect.

(c) The representations and warranties contained in this Section 4.7 do not address Tax matters, employee and SRLP Benefit Plan matters or environmental matters, which are addressed only in Section 4.8, Section 4.10 and Section 4.13, respectively.

Section 4.8 Tax Matters.

(a) Each of the SRLP Entities has:

(i) timely filed (or has obtained extensions with respect to) all income Tax Returns and other material Tax Returns required to be filed through the date hereof, which Tax Returns are complete and correct in all material respects;

(ii) timely paid in full all material Taxes owed by such entity which have become due, other than those which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; and

(iii) timely withheld, collected or deposited all material Taxes required to have been withheld, collected or deposited by such entity, as the case may be, and to the extent required, timely paid such amounts to the relevant Tax Authority.

(b) No SRLP Entity has outstanding a deferral pursuant to section 2302(a) of the CARES Act of any deposit or payment of Taxes in connection with any amounts paid or owing to any employee.

(c) No written claim or inquiry has ever been made by a Governmental Authority in a jurisdiction where an SRLP Entity does not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction. No SRLP Entity is subject to Tax in any jurisdiction, other than the country in which they are organized, by virtue of having, or being deemed to have, a permanent establishment, fixed place of business or similar presence.

(d) There is no material action, suit, proceeding, investigation, audit, dispute or claim concerning any Tax Return or any material amount of Taxes of any of the SRLP Entities either claimed or raised by any Tax Authority in writing.

(e) There are no Encumbrances for Taxes on any of the assets of the SRLP Entities other than Permitted Encumbrances.

(f) Each SRLP Entity that is treated as a partnership for U.S. federal income tax purposes and each joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income tax purposes of which an SRLP Entity is a party has in effect a valid election under Section 754 of the Code (and any comparable elections for any applicable state income tax purposes) for the Taxable period including the Closing..

(g) There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for any material Taxes associated with the SRLP Entities.

(h) Except for any agreements between or among the SRLP Entities, no SRLP Entity is a party to any Tax sharing agreement or Tax indemnity agreement, excluding for the avoidance of doubt any agreement in which Taxes are not the primary subject of the agreement, nor does any SRLP Entity have any material continuing obligations under such agreements. No power of attorney related to Taxes which will be in effect after the Closing has been granted by any SRLP Entity. None of the SRLP Entities has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax return, and the SRLP Entities have no liability for the Taxes of any other Person, whether under Treasury Regulations Section 1.1502-6, as a transferee or successor, by Contract or otherwise.

(i) None of the SRLP Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) an adjustment under either Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) by reason of a change in method of accounting or otherwise on or prior to the Closing Date for a taxable period ending on or prior to the Closing Date; (ii) a “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (iii) an intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) entered into or created on or prior to the Closing Date; (iv) an installment sale or open transaction disposition made on or prior to the Closing Date; (v) the cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date; or (vi) a prepaid amount received on or prior to the Closing Date.

(j) No SRLP Entity has been a party to a transaction that is a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1).

(k) Each SRLP Entity that is an entity formed in a jurisdiction other than the United States is treated for U.S. federal income tax purposes as an entity disregarded as separate from its owner.

(l) Each SRLP Entity treated as a controlled foreign corporation (as defined in Section 957 of the Code), has, at all times during its existence, been properly classified as a controlled foreign corporation for U.S. federal income tax purposes. No SRLP Entity is or has been a “surrogate foreign corporation” within the meaning of Section 7874 of the Code. During the period beginning January 1, 2021, and ending on the Closing Date, (1) none of the controlled foreign corporations will generate more than a de minimis (as defined in Section 954(b)(3) of the Code) amount of subpart F income (as defined in Section 952(a) of the Code) and (2) no controlled foreign corporation held directly or indirectly any United States property within the meaning of Section 956 of the Code.

(m) Each Subsidiary of SRLP (other than Sprague Energy Solutions Inc., Sprague Resources Finance Corp. and Sprague Resources Canada ULC) is currently (and has been since its respective formation) either (i) properly classified as a partnership for U.S. federal income Tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income Tax purposes in accordance with Treasury Regulations Section 301.7701-3. No Subsidiary of SRLP that is a partnership or a limited liability company has elected to be treated as a corporation for U.S. federal income Tax purposes. Schedule 4.8(m) sets forth the U.S. federal income tax classification of each SRLP Entity.

(n) No SRLP Entity will be liable for material Taxes after the Closing Date as a result of an election pursuant to Section 965(h) of the Code.

(o) SRLP GP is, and at all times since its formation has been, properly classified as an entity disregarded as separate from its owner for U.S. federal income Tax purposes.

(p) SRLP is, and at all times since its formation has been, properly classified as an entity disregarded as separate from its owner or a partnership for U.S. federal income Tax purposes and is not, and has never been, treated as a corporation, including under Section 7704 of the Code, or classified as an association taxable as a corporation, including under Treasury Regulations Section 301.7701-3.

(q) For each taxable year of SRLP ending after its initial public offering and for the current portion of SRLP’s current taxable year, at least 90% of the gross income of SRLP has been from sources that are treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

(r) Notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 4.8 and Section 4.10 contain the sole and exclusive representations and warranties with respect to Tax matters regarding the SRLP Entities.

Section 4.9 Absence of Undisclosed Liabilities. None of the SRLP Entities has any indebtedness or liability, absolute or contingent, which is not shown or provided for (x) in the consolidated financial statements included in the SEC Reports or (y) in the “contractual obligations” subsection of the “management’s discussion and analysis of financial condition and results of operations” section of the SEC Reports, in each case, other than (a) liabilities that have arisen in the ordinary course of business consistent with past practice that complies with applicable Laws, including liens for current taxes and assessments not in default, since December 31, 2020, (b) liabilities incidental to the existence and status of the SRLP Entities as entities under the Laws of their respective jurisdictions of formation or incorporation, such as annual fees owed to the applicable Governmental Authority, or (c) other liabilities of the SRLP Entities that would not, individually or in the aggregate, reasonably be expected to have an SRLP Entities Material Adverse Effect.

Section 4.10 Employees and Benefit Matters.

(a) Schedule 4.10(a) contains a list of each (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA) and (ii) personnel policy, equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity-based compensation arrangement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, retention agreement, change of control agreement, post-termination or retiree health or welfare, pension, savings, profit sharing, retirement, hospitalization or other health, medical, dental, accident, disability, life or other insurance or other employee benefit or compensation plan, program, policy, agreement or arrangement which is not described in clause (i) above in which any employee of an SRLP Entity participates (whether written or unwritten), in each case, that is sponsored, maintained or contributed to, or required to be contributed to, by an SRLP Entity or any ERISA Affiliate or with respect to which an SRLP Entity has or could have any liability or obligation (each, an “SRLP Benefit Plan”).

(b) Each SRLP Benefit Plan has been maintained in compliance with all applicable Laws, including ERISA and the Code, and all contributions required to be made under the terms of any of the SRLP Benefit Plans as of the date this representation is made have been timely made or, if not yet due, have been properly accrued in accordance with GAAP, in each case except where a failure to so comply would not, individually or in the aggregate, reasonably be expected to have an SRLP Entities Material Adverse Effect.

(c) With respect to each SRLP Benefit Plan, Seller has made available to Acquiror true, correct and complete copies of (i) each SRLP Benefit Plan, including all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) the current summaries and summary plan descriptions, including any summary of material modifications, (iii) the most recent annual reports (Form 5500 series) filed with the IRS, (iv) the most recent actuarial report or other financial statement, (v) the most recent determination or opinion letter, if any, issued by the IRS, (vi) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) and (vii) all non-routine filings made with, or material correspondence to or from, any Governmental Authorities, in each case, as of the date hereof.

(d) Each SRLP Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (i) satisfies the requirements of Section 401(a) of the Code, (ii) is maintained pursuant to a prototype document approved by the IRS and is entitled to rely on a favorable opinion letter issued by the IRS with respect to such prototype document, or has received a favorable determination from the IRS as to its qualification, (iii) to Seller’s Knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification and (iv) has not been terminated or partially terminated within the meaning of Section 411(d)(3) of the Code. No event has occurred and no condition exists that would reasonably be expected to subject the SRLP Entities, either directly or by reason of affiliation with any ERISA Affiliate, to any tax, fine, lien, penalty or other liability imposed by ERISA or the Code, and no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code or Section 502 of ERISA) has occurred with respect to any SRLP Benefit Plan, except where such event or nonexempt prohibited transaction would not, individually or in the aggregate, reasonably be expected to result in material liability for any SRLP Entity.

(e) Except as set forth on Schedule 4.10(e) or as required under Section 4980B of the Code or other applicable Law, no SRLP Benefit Plan provides, and no SRLP Entity has incurred any current or projected liability in respect of, post-employment or post-retirement health, medical or life insurance coverage for current, former or retired employees or any other Person.

(f) Each SRLP Benefit Plan sponsored by an SRLP Entity can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without material cost or liability to any SRLP Entity.

(g) No SRLP Entity nor any ERISA Affiliate contributes to or has any obligation to contribute to, or has at any time within the previous six years contributed to or had an obligation to contribute to, and no SRLP Benefit Plan is: (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code except for the Axel Johnson Inc. Retirement Plan (the “Axel Johnson Retirement Plan”), or (ii) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA) or a “multiple employer plan” (as defined in Section 413(c) of the Code).

(h) With respect to the Axel Johnson Retirement Plan: (i) each SRLP Entity and its ERISA Affiliates (A) have complied in all material respects with the minimum funding requirements under Sections 412, 430 and 431 of the Code and Sections 302, 303 and 304 of ERISA and (B) have not been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year, (ii) there are no funding-based limitations or restrictions on the payment or accrual of benefits under Section 436 of the Code currently in effect, (iii) such Axel Johnson Retirement Plan has not been determined to be in “at-risk” status (as defined in Section 430 of the Code or Section 303 of ERISA), (iv) no reportable event within the meaning of Section 4043 of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full, (vi) no current liability under Title IV of ERISA has been or would reasonably be expected to be incurred by any SRLP Entity or any of their respective ERISA Affiliates (other than for premiums to the Pension Benefit Guaranty Corporation) and (vii) proceedings to terminate any such Axel Johnson Retirement Plan have not been instituted under Sections 4041 and 4042 of ERISA.

(i) No SRLP Entity nor any ERISA Affiliate has (i) incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied or (ii) engaged in any transaction described in Section 4069 or Section 4212(c) of ERISA.

(j) With respect to any SRLP Benefit Plan, (i) no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to Seller’s Knowledge, threatened, (ii) to Seller’s Knowledge, no facts or circumstances exist that could reasonably be expected to give rise to any such material actions, suits or claims and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other Governmental Authorities are pending, or, to Seller’s Knowledge, threatened (including any routine requests for information from the Pension Benefit Guaranty Corporation).

(k) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with a subsequent event) will result in the acceleration or creation of any rights of any employee or other service provider to vested rights, payments or benefits or increases in or funding of any payments or benefits or any loan forgiveness, in each case, under or in connection with any SRLP Benefit Plan.

(l) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of any SRLP Entity who is a “disqualified individual” within the meaning of Section 280G of the Code could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement. No SRLP Benefit Plan provides for the gross-up of any Taxes imposed by Section 4999 or Section 457A of the Code.

(m) Each SRLP Benefit Plan that could be a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder that could be nonqualified deferred compensation subject to Section 409A of the Code, has been operated, documented and maintained in material compliance with Section 409A of the Code. No service provider is entitled to a Tax gross-up or similar payment for any Tax or interest that may be due under Section 409A of the Code.

(n) Except as set forth on Schedule 4.10(n), no SRLP Benefit Plan provides compensation or benefits to any employee or service provider who resides or performs services primarily outside of the United States.

(o) Notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 4.10 contains the sole and exclusive representations and warranties with respect to employees and the SRLP Benefit Plans.

(p) Other than as set forth on Schedule 4.10(p), no SRLP Entity is a party to or bound by any collective bargaining agreement, collective agreement, or other Contract with a labor union, works council, trade union, or other representative of employees. No labor disruption by any of the employees of the SRLP Entities exists or, to Seller’s Knowledge, is threatened or imminent. There are no, and since December 31, 2020, there have been no, strikes, lockouts, work stoppages or other labor disruptions existing or, to Seller’s Knowledge, threatened, with respect to any employees of an SRLP Entity or representatives thereof or any other individuals who have provided services with respect to an SRLP Entity.

(q) Since December 31, 2020, the SRLP Entities have complied in all respects with all Laws with respect to labor and employment and the employment or engagement of each individual who has provided services with respect to the SRLP Entities (including the Fair Labor Standards Act and all national, state, provincial, and local Laws regarding the payment of wages and hours of work, and all such Laws regarding collective bargaining, labor relations, classification of employees and contractors, anti-discrimination, anti-retaliation, recordkeeping, employee leave, Tax withholding and reporting, immigration and safety), except where a failure to so comply would not, individually or in the aggregate, reasonably be expected to have an SRLP Entities Material Adverse Effect.

Section 4.11 Insurance. The insurance policies covering the SRLP Entities and their respective businesses and properties are with reputable insurance carriers and in character and amount customary for Persons engaged in similar business in similar industries and subject to the same or substantially similar perils or hazards, provide reasonably adequate coverage in all material respects for all customary, material risks incident to the businesses of the SRLP Entities and are in all material respects in force in accordance with their terms. None of the SRLP Entities has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance.

Section 4.12 Regulatory Matters. None of the SRLP Entities is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.13 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have an SRLP Entities Material Adverse Effect:

(a) Each of the SRLP Entities is, and, for the past five years has been, in compliance with any and all applicable Environmental Laws and, there are currently no capital expenditures required to maintain compliance with such Environmental Laws.

(b) Each of the SRLP Entities has received all Permits required of it under applicable Environmental Laws to conduct its respective business, and all such Permits are in full force and effect or have been timely applied for renewal. To Seller’s Knowledge, no such Permits are subject to challenge by a third party or adverse modification by a Governmental Authority.

(c) There are no Proceedings or Orders pending or, to Seller’s Knowledge, threatened against or involving either Seller or the SRLP Entities pursuant to any Environmental Law or related to any Release of or exposure of any Person to Hazardous Materials.

(d) There has been no Release of any Hazardous Materials by any of the SRLP Entities at any currently owned or leased real property used in connection with the Business and, to Seller’s Knowledge, none of the SRLP Entities has any liability in connection with any Release of any Hazardous Materials at any location formerly owned or operated by any of the SRLP Entities or third-party location under any applicable Environmental Law.

(e) Seller has furnished to the Acquiror complete and accurate copies of all environmental audits, assessments, reports, studies, analyses and correspondence on alleged environmental matters (including any alleged non-compliance with any Environmental Law, any alleged exposure to Hazardous Materials, or any Release or threatened Release of Hazardous Materials) that are in Seller’s possession or control and relating to the SRLP Entities.

(f) Notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 4.13 contains the sole and exclusive representations and warranties with respect to environmental matters and Environmental Laws.

Section 4.14 Material Contracts.

(a) As of the date of this Agreement, the Material Contracts made available to Acquiror include all Material Contracts to which an SRLP Entity is a party or otherwise bound.

(b) Each of the Material Contracts to which any SRLP Entity is a party (i) constitutes the legal, valid and binding obligation of each such SRLP Entity party thereto, and, to Seller’s Knowledge, constitutes the legal, valid and binding obligation of the other parties thereto, and (ii) is in full force and effect, except insofar as such enforceability may be limited by Enforceability Exceptions, in each case, except as would not, individually or in the aggregate, be reasonably be expected to have an SRLP Entities Material Adverse Effect. A true and complete copy of each Material Contract and all amendments thereto have been made available to Acquiror.

(c) No SRLP Entity or, to Seller’s Knowledge, any other party to any Material Contract is in default or breach in any material respect under the terms of such Material Contract and, to Seller’s Knowledge, no event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default in any material respect by an SRLP Entity or any other party to such Material Contract.

(d) Schedule 4.14(d) lists each Contract (A) containing non-competition or non-solicitation covenants that would limit the freedom in any material respect of any SRLP Entity following the Closing from engaging in any aspect of its business, (B) containing minimum purchase commitments or “take or pay” terms, (C) containing a grant of a right of first refusal, first offer or first negotiation or a “most favored nation” or other preferential pricing arrangement or (D) that would restrict the activities of any Affiliate of the SRLP Entities following the Closing. A true and complete copy of each Contract listed on Schedule 4.14(d) and all amendments thereto have been made available to Acquiror.

Section 4.15 Litigation. Since December 31, 2019, there have been no Proceedings or Orders pending or, to Seller’s Knowledge, threatened against or involving the SRLP Entities, that, individually or in the aggregate, have had or would reasonably be expected to have an SRLP Entities Material Adverse Effect. There is no Order of any Governmental Authority outstanding against any SRLP Entity or any of their respective assets and properties that would, individually or in the aggregate, reasonably be expected to have an SRLP Entities Material Adverse Effect. To Seller’s Knowledge, there are (i) no outstanding Orders that adversely affect the ability of any of the SRLP Entities to own, use or operate the assets or businesses of the SRLP Entities as they are currently owned, used, operated and conducted by the SRLP Entities and (ii) no unsatisfied judgments, penalties or awards against or affecting any of the SRLP Entities or any of their respective properties or assets, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have an SRLP Entities Material Adverse Effect. The representations and warranties contained in this Section 4.15 do not address Tax matters, employee and SRLP Benefit Plan matters or environmental matters, which are addressed only in Section 4.8, Section 4.10 and Section 4.13, respectively.

Section 4.16 Title to Property and Assets. Each of the SRLP Entities has good (and with respect to real property, indefeasible) title to, or valid leasehold or other interests in, as applicable, all real and personal property described in the SEC Reports, as owned, leased or used and occupied by such SRLP Entity, free and clear of all Encumbrances, except (a) as would not, individually or in the aggregate, reasonably be expected to have an SRLP Entities Material Adverse Effect, (b) Permitted Encumbrances, or (c) Encumbrances created under the Organizational Documents of any SRLP Entity or created under or permitted by the Sprague Credit Agreement. At and immediately following the Closing, the assets owned or held for use by the SRLP Entities will constitute all of the material assets and properties used to enable the SRLP Entities to conduct their business in substantially the same manner as conducted by the SRLP Entities as of the date of this Agreement (but taking into account any dispositions permitted after the date hereof by Section 6.3(c)).

Section 4.17 Intellectual Property. Each of the SRLP Entities, with respect to the assets purported to be owned by or licensed to the SRLP Entities, owns or possesses adequate rights to use all Intellectual Property necessary for the conduct of its respective business in the manner described in the SEC Reports and free and clear of all Liens other than Permitted Liens, and (a) does not infringe, misappropiate or conflict with any Intellectual Property of others, (b) has not received any notice of any claim of infringement, misappropriation or conflict with, any Intellectual Property of others, and (c) to Seller’s Knowledge, has no reason to believe that the conduct of its business will infringe, misappropriate or conflict with, any Intellectual Property of others, except, in each case, as such lack of ownership or possession of rights, infringement, misappropriation or conflict would not, individually or in the aggregate, reasonably be expected to have an SRLP Entities Material Adverse Effect. To Seller’s Knowledge, the consummation of this transaction as contemplated by this Agreement shall not affect, diminish, or terminate the ownership or use of the Intellectual Property owned by the applicable SRLP Entity or each member of the SRLP Entity’s rights to use Intellectual Property licensed to such member on the same basis as prior to the consummation of the transaction as contemplated by this Agreement. To the Knowledge of the Seller, all Intellectual Property owned or purported to be owned by an SRLP Entity is valid, subsisting, and enforceable.

Section 4.18 Listing. The Common Units of SRLP are listed on the New York Stock Exchange.

Section 4.19 Affiliate Transactions. No relationship, direct or indirect, that would be required to be described in any report filed or furnished by SRLP (or SRLP GP if SRLP GP were a public company) pursuant to Item 404 of Regulation S-K exists between or among any of the SRLP Entities, on the one hand, and any “affiliate,” equity holder, director, manager, officer, customer or supplier of any of the SRLP Entities, on the other hand, that has not been described in the SEC Reports.

Section 4.20 OFAC. None of the SRLP Entities nor, to Seller’s Knowledge, any director, officer, agent, employee or Affiliate of any of the SRLP Entities is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Section 4.21 PATRIOT Act Compliance. None of the SRLP Entities is currently under investigation by any Governmental Authority for alleged criminal activity in connection with any USA PATRIOT Act Offense.

Section 4.22 Anti-Corruption. None of the SRLP Entities, or any of their respective directors, officers, employees, or to Seller’s knowledge, any of its representatives, consultants, or any other Person acting for or on behalf of the foregoing (individually and collectively) has for the past five years, directly or indirectly, offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, including cash, checks, wire transfers, tangible and intangible gifts, favors, services, entertainment and travel expenses or other illicit payments to any officer, employee, or agent of any Governmental Authority, to any political party, political party official, or candidate for political office, or to any other Persons, where such action would violate the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, any Laws prohibiting commercial bribery, or any other applicable Law prohibiting bribery or corruption (“Applicable Anti-Corruption Laws”). The SRLP Entities have implemented and maintain policies and procedures reasonably designed to detect and prevent violations of Applicable Anti-Corruption Laws.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror represents and warrants to Seller as follows as of the date hereof and as of the Closing Date:

Section 5.1 Organization.

(a) Acquiror (i) is duly incorporated, organized or formed, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation and (ii) has all requisite legal and entity power and authority to own, lease and operate its assets and properties and to conduct its business as currently owned and conducted, in each case, except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(b) Acquiror is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its assets and properties requires it to so qualify, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.2 Validity of Agreement; Authorization. Acquiror has full power and authority to enter into this Agreement and the other Transaction Documents to which Acquiror is a party and to perform its obligations hereunder and thereunder and to comply with the terms and conditions hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Acquiror is a party and the performance by Acquiror of its respective obligations hereunder and thereunder have been duly authorized by Acquiror’s governing body and, to the extent required, its equityholder(s), and no other proceedings on the part of Acquiror are necessary to authorize such execution, delivery and performance. This Agreement and the other Transaction Documents to which Acquiror is a party have been duly executed and delivered by Acquiror (except for any Transaction Documents required to be executed and delivered at the Closing, in which case such Transaction Documents will be duly executed and delivered by Acquiror at the Closing) and, assuming due execution and delivery by the other parties hereto and thereto, constitute or will constitute Acquiror’s valid and binding obligation, enforceable against Acquiror in accordance with their respective terms, except insofar as such enforceability may be limited by Enforceability Exceptions.

Section 5.3 No Conflict or Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Acquiror is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not: (a) violate or conflict with any provision of its Organizational Documents; (b) violate any applicable Law binding on Acquiror; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any material Contract to which Acquiror is a party or by which Acquiror is bound or to which any of its properties or assets are subject; (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) upon any of Acquiror’s properties or assets; or (e) result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of Acquiror except, in the case of clauses (b) through (e), as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.4 Consents and Approvals. Except for any filings to be made under the HSR Act or other state, local, or non-U.S. laws or regulations having a similar merger control purpose, no consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority or any similar Person (on the part of Acquiror) is required for Acquiror to execute and deliver this Agreement or the other Transaction Documents to which Acquiror is a party or to perform its respective obligations hereunder or thereunder.

Section 5.5 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of Acquiror or any of its Affiliates.

Section 5.6 Sufficiency of Funds. At the Closing, Acquiror will have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including the payment of the cash Purchase Price and any fees and expenses of or payable by Acquiror under this Agreement that are due and payable on the Closing Date.

Section 5.7 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Acquiror’s Knowledge, threatened against Acquiror, and Acquiror is not insolvent.

Section 5.8 Investment Intent; Investment Experience; Restricted Securities. In acquiring the Subject Interests, Acquiror is not offering or selling, and shall not offer or sell the Subject Interests, in connection with any distribution of any of such Subject Interests, and Acquiror has no participation and shall not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities Laws. Acquiror acknowledges that it can bear the economic risk of its investment in the Subject Interests, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Subject Interests. Acquiror is an “accredited investor” as such term is defined in Regulation D under the Securities Act. Acquiror understands that the Subject Interests will not have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Subject Interests shall be characterized as “restricted securities” under federal securities Laws and that under such Laws and applicable regulations the Subject Interests cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

Section 5.9 Litigation. There are no Proceedings pending or, to Acquiror’s Knowledge, threatened against or involving Acquiror, that, individually or in the aggregate, have had or would reasonably be expected to have an Acquiror Material Adverse Effect. There are no Orders of any Governmental Authority outstanding against Acquiror or any of its assets and properties that would, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

ARTICLE VI

COVENANTS

Section 6.1 Access. From the date hereof until the Closing Date, Seller shall cause the SRLP Entities to provide Acquiror and its Affiliates and Representatives with reasonable access during normal business hours and upon reasonable notice to (i) the offices, properties, books and records of the SRLP Entities; provided that such access does not unreasonably interfere with the normal operations of any of the SRLP Entities and (ii) information related to the financial or Tax records of SRLP Entities, including Tax Returns (including any supporting documents), elections, Contracts, schedules, officer’s certificates, analyses, memoranda, tax opinions, and any other information in the SRLP’s possession, in each case, as may be reasonably requested by Acquiror to assess that SRLP satisfies the exception for partnerships that meet the “qualifying income” requirement in Section 7704(c) of the Code. The information provided pursuant to this Section 6.1 shall constitute Information (as defined in the Confidentiality Agreement) under the Confidentiality Agreement. Nothing set forth in this Agreement shall require Seller to, or to cause any SRLP Entity to, (a) allow Acquiror and its Affiliates or Representatives to, and Acquiror and its Affiliates and Representatives shall not, conduct any sampling, boring drilling or other invasive investigation activities with respect to soil, groundwater or other media, including any Phase II Environmental Site Assessments, (b) provide Acquiror and its Affiliates or Representatives with any information regarding Seller’s businesses, assets, financial performance or condition or operations not involving the SRLP Entities, or (c) provide access to or disclose information where such access or disclosure would jeopardize any attorney-client privilege otherwise applicable with respect to such information or contravene any Law, fiduciary duty or binding agreement entered into prior to the date hereof by the SRLP Entity providing such information. Acquiror shall, at its sole cost and expense and without any cost and expense to Seller or the SRLP Entities, restore the properties and assets of the SRLP Entities to at least the same condition they were in prior to the commencement of any access provided to Acquiror and its Affiliates and Representatives, including repair of any damage done or resulting from such access.

Section 6.2 Consummation of the Transaction. Each Party shall, and shall cause its respective Affiliates to, (i) make or cause to be made any required filings under the HSR Act and such other filings to the extent required of such Party or any of its Affiliates under any applicable Laws or by any Governmental Authority with competent jurisdiction with respect to this Agreement and the other Transaction Documents as promptly as is reasonably practicable, and in the case of filings under the HSR Act, no later than ten days after the date hereof; (ii) reasonably cooperate with the other Parties and furnish all information in such Party’s possession that is necessary in connection with any other Party’s filings; (iii) request early termination of any applicable waiting period under the HSR Act and use commercially reasonable efforts to secure the expiration or termination of any applicable waiting period, under the HSR Act or otherwise, and clearance or approval by any relevant Governmental Authority with respect to this Agreement and the other Transaction Documents as promptly as is reasonably practicable (including, with respect to Acquiror, by refraining from acquiring or seeking to acquire any entity or assets (other than pursuant to the transactions contemplated by this Agreement) that would present a material risk of delaying or making it more difficult to secure such expiration or termination of the notice or waiting periods, clearance or approval with respect to the transactions contemplated by this Agreement); (iv) promptly inform the other Parties of (and, at any other Party’s reasonable request, supply to such other Party) any communication (or other correspondence, submission or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of any applicable filings; (v) comply, as promptly as is reasonably practicable and with due regard to maintaining the confidentiality of information that would be commercially harmful if publicly disclosed, with any requests received by such Party or any of its Affiliates under the HSR Act and any other Laws for additional information, documents, submissions or other materials; (vi) use commercially reasonable efforts to respond to and resolve any objections as may be asserted by any Governmental Authority with respect to this Agreement and the other Transaction Documents; and (vii) use commercially reasonable efforts to contest and resist any Proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging this Agreement and the other Transaction Documents as violative of any Law. Notwithstanding anything to the contrary in this Section 6.2, materials and information provided to another Party or its outside counsel may be redacted, or to the extent reasonably necessary withheld entirely, (x) to remove references or other information concerning the valuation of the Subject Interests, (y) as necessary to comply with contractual arrangements (other than any contractual arrangements specifically entered into in order to avoid disclosure under this Section 6.2) and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. If required by the relevant antitrust authority, Acquiror and its Affiliates or Subsidiaries (including, for the avoidance of doubt, any direct or indirect portfolio companies of investment funds advised or managed by any of Acquiror’s Affiliates) will undertake any and all actions necessary to obtain approval by such authority for the Agreement up to, if required, selling, licensing, divesting of, holding separate or disposing of all or a portion of the SRLP Entities’ businesses, product lines or assets or any interest therein contemporaneously with or after the Closing.

Section 6.3 Conduct Pending the Closing. Prior to the Closing Date, Seller shall cause SRLP GP, and shall cause SRLP GP to cause the other SRLP Entities, to operate in the ordinary course of business consistent with past practices except as prohibited by applicable Law. Except (1) as provided in this Agreement or any of the other Transaction Documents, (2) as described on Schedule 6.3, (3) as required by applicable Law, or (4) as consented to in writing by Acquiror (such consent shall not be unreasonably withheld, delayed or conditioned), prior to the Closing Date, Seller shall cause SRLP GP not to, and shall cause SRLP GP to cause the other SRLP Entities not to, as applicable:

(a) amend the Organizational Documents of (i) SRLP GP or SRLP or (ii) any other SRLP Entity if, in the case of this clause (ii), such amendment is adverse to the Acquiror or would reasonably be expected to materially impair the ability of the Parties to perform their respective obligations or to consummate the transactions under the Transaction Documents or materially impede their respective consummation or performance of the transactions or obligations under the Transaction Documents;

(b) declare or pay any distribution payable in cash, stock or property, other than the declaration and payment of regular quarterly distributions to holders of Common Units and Incentive Distribution Rights in accordance with the Organizational Documents of SRLP and as approved by the board of directors of SRLP GP, in its capacity as the general partner of SRLP, in an amount not in excess of $0.6675 per Common Unit;

(c) make or enter into any transaction or series of related transactions for the acquisition or disposition of assets or property or the expansion of, or other capital projects relating to, existing assets or properties that involves a total purchase price or cost exceeding $15,000,000 individually or in the aggregate; provided, however, that nothing in this Section 6.3(c) shall be deemed to constitute a restriction on any expansion projects, capital projects and other authorizations for expenditure, in each case, approved prior to the date hereof, and authorized expenditures relating thereto or contemplated thereby shall not count toward the dollar limitation referenced in this Section 6.3(c);

(d) split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any SRLP Entity’s capital stock or other equity interests;

(e) enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization or other reorganization, in each case, to the extent such transaction would reasonably be expected to materially impair the ability of the Parties to perform their respective obligations or to consummate the transactions under the Transaction Documents or materially impede their respective consummation or performance of the transactions or obligations under the Transaction Documents;

(f) issue, deliver or sell any equity securities in any SRLP Entity; provided, however, that this Section 6.3(f) shall not restrict or limit the ability of any SRLP Entity to make equity grants pursuant to its or its Affiliates’ employee benefit plans as permitted pursuant to Section 6.3(h); provided, further, that nothing in this Section 6.3(f) shall be deemed to restrict the vesting or payment, or the acceleration of the vesting or payment, of any awards consisting of Common Units or other equity awards in accordance with the terms of any existing equity-based, bonus, incentive, performance or other compensation plan or arrangement or employee benefit plan (including in connection with any equity award holder’s termination of service);

(g) repurchase, redeem or otherwise acquire any securities of any SRLP Entity;

(h) grant any awards consisting of Common Units or other equity securities in any SRLP Entity under the SRLP LTIP or any other equity incentive plan except for any award that is set forth on Schedule 6.3(h);

(i) enter into any collective bargaining agreements, collective agreements, or other Contracts with any labor unions or other representatives of employees of any SRLP Entity;

(j) (A) grant any increases in the compensation (including incentive, severance, redundancy, bonus, change-in-control or retention compensation) or benefits paid, payable, provided or to become payable or provided to, or grant any cash- or equity-based awards to, any current or former directors, officers, employees or other individual service providers of any SRLP Entity, except (1) as required by an SRLP Benefit Plan in accordance with its terms as in effect as of the date of this Agreement, and (2) for increases in compensation to employees who are not officers of an SRLP Entity in connection with promotions in the ordinary course of business consistent with past practice; (B) grant or provide any tax gross-up, change-in-control, severance, redundancy, or retention payments or benefits to any current or former directors, officers, employees or other individual service providers of any SRLP Entity, except as required by an SRLP Benefit Plan in accordance with its terms as in effect as of the date of this Agreement; (C) establish, adopt, enter into, amend or terminate any SRLP Benefit Plan or any other plan, policy, program, agreement or arrangement that would be a SRLP Benefit Plan if in effect on the date hereof except for any action that is set forth on Schedule 6.3(j); or (D) take any action to accelerate the vesting or payment of compensation or benefits under any SRLP Benefit Plan;

(k) waive, release, assign, settle or compromise any Proceedings to which an SRLP Entity is party seeking damages or an injunction or other equitable relief, which waiver, release, settlement or compromise would reasonably be expected to result in an SRLP Entities Material Adverse Effect;

(l) create, assume, incur or modify, either directly or indirectly, any indebtedness (or increase the maximum amount that may be borrowed under the Sprague Credit Agreement) except for indebtedness that does not exceed $5,000,000 individually or in the aggregate and does not violate the terms of any other then-existing indebtedness of any SRLP Entity; provided, however, that the borrowing of funds under the Sprague Credit Agreement to fund (A) any activity, transaction or project that is not otherwise prohibited by this Section 6.3 or (B) expenditures authorized in the annual budget made available to Acquiror shall not count toward the dollar limitation referenced in this Section 6.3(l); provided, further that SRLP GP shall not create, assume, incur or modify, either directly or indirectly, any indebtedness;

(m) with respect to SRLP GP, (i) except solely in its capacity as the general partner of SRLP and in the ordinary course of business consistent with past practice, enter into any agreement or incur any Liability or (ii) waive any rights or benefits attributable to SRLP GP’s ownership of the SRLP General Partner Interest that would be binding on SRLP GP or its ownership of the SRLP General Partner Interest after the Closing;

(n) (i) make or change any material method of Tax accounting or any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file any claims for Tax refunds, enter into any closing agreement, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund or (ii) engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of SRLP for any calendar quarter prior to the Closing Date to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code or otherwise result in SRLP being classified as a corporation for U.S. federal income tax purposes;

(o) enter into any Contract with Seller or any of its Affiliates;

(p) appoint any new director to the board of directors of SRLP GP; or

(q) (i) agree, in writing or otherwise, to take any of the foregoing actions, or (ii) agree, in writing or otherwise, to take any action that would reasonably be expected to materially impair the ability of the Parties to perform their respective obligations or to consummate the transactions under the Transaction Documents or materially impede their respective consummation or performance of the transactions or obligations under the Transaction Documents;

provided; that this Section 6.3 shall not prohibit the SRLP Entities from taking commercially reasonable actions outside the ordinary course of business in response to changes or developments resulting from COVID-19 or any COVID-19 Measures; provided, further, however, that prior to taking any such action outside of the ordinary course of business, Seller shall consult with Acquiror and consider in good faith the views of Acquiror regarding any such proposed action.

Section 6.4 Further Assurances; Cooperation. Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the sale of the Subject Interests pursuant to this Agreement, including commercially reasonable efforts to ensure satisfaction of the conditions precedent to each Party’s obligations hereunder. Neither Seller on the one hand, nor Acquiror on the other hand, will, without the prior written consent of the other, take or fail to take any action that would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. From time to time after the Closing Date, without further consideration, each Party will, at its own expense, execute and deliver such documents to another Party as such other Party may reasonably request in order to more effectively consummate the sale and purchase of the Subject Interests hereunder.

Section 6.5 Public Statements. The Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to the Transaction Documents or the transactions contemplated thereby and none of Acquiror and its Affiliates, on the one hand, nor Seller and its Affiliates, on the other hand, shall issue any such public announcement, statement or other disclosure without having first notified Acquiror, on the one hand, or Seller, on the other hand, and provided such Parties with, if legally permitted and practically possible, a reasonable time period to review and comment thereon and give due consideration to any reasonable comments thereto; provided that “a reasonable time period” shall in all cases require a Party to inform the other Party with sufficient time to allow such other Party to timely announce publicly or file any reports with the SEC as required under the Exchange Act or the Securities Act or any applicable requirements of a national securities exchange. Notwithstanding the foregoing, any Party may make, without consulting or notifying any other Party, public announcements, statements or other disclosures with respect to the Transaction Documents or the transactions contemplated thereby that are not materially inconsistent with, and do not contain any material information not disclosed in, previous public announcements, statements or other disclosures made by a Party in compliance with this Section 6.5.

Section 6.6 Confidential Information.

(a) For two years after the Closing, Seller and its Affiliates shall not, directly or indirectly, disclose to any Person any information not in the public domain or generally known in the industry, in any form, whether acquired prior to or after the Closing Date, relating to the business, management or operations of the SRLP Entities prior to the Closing Date.

(b) Notwithstanding the foregoing, Seller and its Affiliates and any of their respective Representatives may disclose or use any information relating to the business, management or operations of the SRLP Entities:

(i) if required by Law, including any applicable stock exchange rule or requirement of the SEC, except that the disclosing Party shall (x) if legally permissible, prior to making any such disclosure, seek a protective order or other relief from the requirement to disclose such information and (y) if it is legally impermissible to seek such relief or if no such relief is granted, disclose only such information as is legally required to be disclosed;

(ii) if such disclosure is to another Person and, at the time such information is provided, such other Person is already in the possession of such information and is bound by confidentiality obligations with respect to such information that are at least as stringent (including, for the avoidance of doubt, with respect to the time period of such confidentiality obligations) as those contained in this Agreement and any other Transaction Documents;

(iii) if such disclosure is to a Representative of Seller or any Affiliate of Seller that agrees to keep such disclosure confidential; or

(iv) if the use, private disclosure in the ordinary course of business, or public disclosure of such information is solely undertaken by the SRLP Entities and, in each case, such information solely relates to the business and operations of the SRLP Entities and not of Seller, its Affiliates or their respective businesses or operations.

(c) Nothing in this Agreement will prevent any individual from: (i) lawfully initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by the SEC or any other Governmental Authority regarding a possible violation of any Law; (ii) responding to any inquiry or legal process directed to an individual from any Governmental Authority; (iii) testifying, participating or otherwise assisting in a Proceeding by any Governmental Authority relating to a possible violation of Law, including providing documents or other confidential information to Governmental Authorities; or (iv) receiving an award for information provided to the SEC or another Governmental Authority. No individual will be required to obtain prior authorization from Acquiror, Seller or any of their respective Affiliates before engaging in any of the conduct described in the first sentence of this Section 6.6(c), or to notify Acquiror, Seller or their respective Affiliates of having engaged in any such conduct.

(d) For the avoidance of doubt, nothing in this Section 6.6 is intended to, nor does it, modify any confidentiality provisions (including, for the avoidance of doubt, any qualifications and exceptions thereto) contained in any agreement between any of the SRLP Entities, on the one hand, and Seller or any Affiliate of Seller, on the other hand.

Section 6.7 Resignations. Seller shall and shall cause the SRLP Entities to (a) use commercially reasonable efforts to deliver at the Closing duly executed letters of resignation or (b) cause the removal, in each case, effective as of the Closing, of the individuals listed on Schedule 6.7 (collectively, the “Resigning Directors and Officers”).

Section 6.8 Certain Insurance and Indemnification Matters.

(a) Acquiror agrees that all rights to indemnification, exculpation and advancement of expenses, elimination of liability and exculpation from liabilities existing in favor of (x) any Person (together with such Person’s heirs, executors and administrators) who is or was, or at any time prior to the Closing Date becomes, an officer, director or manager of any SRLP Entity or (y) any Person (together with such Person’s heirs, executors and administrators) who is or was serving, or at any time prior to the Closing Date serves, at the request of any SRLP Entity as an officer, director, member, general partner, fiduciary or trustee of another Person (other than Persons solely providing, on a fee-for-services basis, trustee, fiduciary or custodial services) (each, a “Covered Person”), as provided in the respective Organizational Documents of such SRLP Entities in effect as of the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Schedule 6.8(a), shall survive the Closing and shall continue in full force and effect for a period of not less than six years following the Closing Date, and Acquiror shall cause each SRLP Entity to honor and maintain in effect all such rights to indemnification, exculpation and advancement of expenses, elimination of liability and exculpation from liabilities during such period. For a period of not less than six years, Acquiror shall not, and shall not cause or permit any SRLP Entity to, amend, restate, waive or terminate any Organizational Document of the SRLP Entities in any manner that would adversely affect the indemnification or exculpation rights of any such Covered Person.

(b) Acquiror covenants and agrees that, during the period that commences on the Closing Date and ends on the sixth anniversary of the Closing Date, with respect to each Covered Person, including, for the avoidance of doubt, any such director, manager or officer that resigned or was removed effective as of the Closing pursuant to this Agreement, Acquiror shall cause such applicable SRLP Entity (i) to continue in effect the current directors’ and officers’ liability insurance policy or policies that such SRLP Entity has as of the date of this Agreement, or (ii) upon the termination or cancellation of any such policy or policies, (x) to provide directors’ and officers’ liability or similar insurance in substitution for, or in replacement of, such cancelled or terminated policy or policies or (y) to provide a “tail” or runoff policy (covering all claims, whether choate or inchoate, made during such six year period), in each case, providing coverage thereunder for acts, events, occurrences or omissions occurring or arising at or prior to the Closing that is no less advantageous to each such Covered Person (including policy limits, exclusions and scope) as such Covered Person as in existence as of the date of this Agreement covering such acts, events, occurrences or omissions under the directors’ and officers’ liability insurance or similar policy maintained by the SRLP Entities as of the date of this Agreement; provided that Acquiror and the SRLP Entities shall not be required to pay annual premiums for such insurance policy in excess of 300% of the current annual premium for such coverage, but shall purchase as much of such coverage as possible for such applicable amount.

(c) In the event that Acquiror or any SRLP Entity (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) in one or more series of transactions, directly or indirectly, transfers all or substantially all of its properties and assets to any Person (whether by consolidation, merger or otherwise), then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, assumes the obligations set forth in this Section 6.8.

(d) The provisions of this Section 6.8 shall survive the consummation of the transactions contemplated hereby for a period of six years; provided, however, that that in the event that any claim or claims for indemnification or advancement of expenses set forth in this Section 6.8 are asserted or made within such six-year period, all rights to indemnification and advancement of expenses in respect of any such claim or claims shall continue until the disposition of such claims. The provisions of this Section 6.8 (i) are expressly intended to benefit each Covered Person, (ii) shall be enforceable by any Covered Person and its heirs and representatives against the SRLP Entities, and (iii) shall be in addition to any other rights such Covered Person or its heirs and representatives have under the Organizational Documents of any SRLP Entity or applicable Law.

(e) This Section 6.8 shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of a Covered Person as provided herein except with the prior written consent of such Covered Person.

(f) Acquiror acknowledges that all insurance policies maintained by Seller and its Affiliates may be terminated as of the Closing with respect to the SRLP Entities. Seller shall use commercially reasonable efforts to assist Acquiror in obtaining new insurance for the SRLP Entities to be effective as of the Closing. If Acquiror is unable to obtain new insurance for the SRLP Entities effective as of the Closing, Seller shall use commercially reasonable efforts to maintain the SRLP Entities on Seller’s or its Affiliate’s insurance policies (at Acquiror’s or its desginee’s cost) for up to twelve-months following the Closing.

Section 6.9 Post-Closing Access; Records. From and after the Closing, Acquiror and its Affiliates shall make or cause to be available to Seller all books, records, Tax Returns and documents of the SRLP Entities (and the assistance of employees responsible for such books, records and documents) upon reasonable notice during regular business hours as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding, (b) preparing reports to, or filings with, equityholders or Governmental Authorities or (c) such other purposes for which access to such documents is determined by Seller to be reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns, pursuing Tax refunds or responding to or disputing any Tax audit or other Proceeding, or the determination of any matter relating to the rights and obligations of Seller or any of its Affiliates under any Transaction Documents; provided, however, that access to such books, records, documents and employees shall not interfere with the normal operations of Acquiror, its Affiliates or the SRLP Entities and the reasonable out-of-pocket expenses of Acquiror, its Affiliates or the SRLP Entities incurred in connection therewith shall be paid by Seller. Acquiror shall cause each SRLP Entity to maintain and preserve all such Tax Returns, books, records and other documents for the greater of (i) seven years after the Closing Date and (ii) any applicable statute of limitations, as the same may be extended and, in each case, shall offer to transfer such Tax Returns, books, records and other documents to Seller at the end of the period in which it maintains and preserves such records.

Section 6.10 Exclusivity. Prior to the earlier of the Closing or the termination of this Agreement, Seller shall not, and shall not permit its Representatives to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into with any Third Party any transaction involving a merger, consolidation, business combination or purchase or disposition of the Subject Interests other than the transactions contemplated by the Transaction Documents (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers with any Third Party in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Third Party, any nonpublic information concerning the Subject Interests in connection with an Acquisition Transaction or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to do or seek any of the foregoing. Upon or prior to the execution of this Agreement, Seller shall, and shall cause its Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Acquiror) conducted heretofore with respect to any Acquisition Transaction.

Section 6.11 Tax Matters.

(a) Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration and other similar Taxes incurred in connection with this Agreement (“Transfer Taxes”) shall be borne 50% by Acquiror and 50% by Seller, and any Party required by applicable Law to file Tax Returns with respect to such Transfer Taxes shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes, and the other Parties agree to cooperate in the preparing of any such Tax Return and other documentation. If required by applicable Law, the Parties agree to join in the execution of any such Tax Return and other documentation.

(b) Purchase Price Allocation. Acquiror and Seller agree to use commercially reasonable efforts to allocate, within 60 days of the Closing Date, for U.S. federal income tax purposes, the Purchase Price and any other consideration as determined for U.S. federal income tax purposes (together with the Purchase Price, the “Tax Consideration”) among the assets of each applicable SRLP Entity in a manner consistent with applicable U.S. federal income tax rules, including Section 1060 of the Code and, as applicable, Sections 743(b), 751 and 755 of the Code. Acquiror and Seller agree to treat and report the transactions contemplated by this Agreement in all respects consistent with such agreed allocation, if any, for purposes of any U.S. federal and applicable state income Taxes (including any statements required under Treasury Regulations Section 1.751-1(a)(3) and any allocation required under Section 755 of the Code) and not take any action inconsistent with such agreed allocation, if any, except as required by applicable Law or a “determination” within the meaning of Section 1313(a)(1) of the Code; provided, however, that neither Acquiror nor Seller shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax audit, claim or similar Proceedings in connections with such allocations. If Acquiror and Seller cannot agree on an allocation or methodology, they will report for Tax purposes based on their own allocation and methodology. Each of the Parties shall promptly notify the other Parties in writing upon receipt of notice or any pending or threatened Tax audit or assessment challenging any allocation of the Tax Consideration.

(c) Cooperation. Acquiror and Seller agree, upon request, to use their commercially reasonable efforts (i) to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any of the SRLP Entities as a result of the transactions contemplated hereby or for any taxable period of such SRLP Entities beginning on or before the Closing Date and (ii) to provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return or in connection with any audit or other Proceeding in respect of Taxes of any SRLP Entity.

(d) Interim Closing. Acquiror and Seller shall use commercially reasonable efforts to cause any applicable SRLP Entity to allocate all items of its income, gain, loss, deduction and credit allocable to the applicable Subject Interests based on the “interim closing method” as of the Closing Date under Section 706 of the Code and the Treasury Regulations thereunder.

(e) 2020 and 2021 Returns. Seller hereby agrees to provide services related to filing SRLP’s 2020 and 2021 tax returns as reasonably requested by Acquiror. Acquiror hereby agrees to reimburse (or cause to be reimbursed) Seller for its direct and out-of-pocket costs for such services, without overhead or markup.

(f) Combined and Unitary Group Taxes. Notwithstanding anything to the contrary in this Agreement, with respect to tax periods ending in 2020 and 2021,

(i) in the event Seller or its Affiliates pays any Applicable Combined Taxes on behalf of SRLP and/or any of its Subsidiaries, then Acquiror shall cause Seller or its Affiliate to be promptly reimbursed by SRLP or its Subsidiaries for its payment of such Applicable Combined Taxes; and

(ii) if, as a result of SRLP or any of its Subsidiaries being combined or consolidated with Seller or its Affiliates for state or local income or franchise (or equivalent) Tax purposes, SRLP and/or its Subsidiaries incur any liability for Excess Combined Taxes, Seller shall be solely responsible for the payment of such Excess Combined Taxes without any right to contribution or reimbursement of such Excess Combined Taxes from Acquiror or SRLP or any of its Subsidiaries.

Section 6.12 Financing.

(a) Prior to the Closing, Seller shall use its commercially reasonable efforts to provide, and shall use commercially reasonable efforts to cause its Representatives and the SRLP Entities and their respective Representatives to provide, assistance with any financing of Acquiror or its Affiliates as is reasonably requested by Acquiror or its Affiliates. For the avoidance of doubt, obtaining any such financing shall not be a condition to the Closing.

(b) Acquiror shall, upon request by Seller, its current and future Affiliates, and each of their respective current and future direct and indirect equityholders, members, partners and Representatives (collectively, the “Financing Indemnified Parties”), or any SRLP Entity, reimburse such Financing Indemnified Parties or SRLP Entities, as applicable, for all reasonable and documented out-of-pocket costs and expenses incurred by such Seller Indemnified Parties or SRLP Entities, as applicable, including reasonable attorney’s fees and accountants’ fees, in connection with cooperation required under or with respect to requests made under this Section 6.12.

Section 6.13 Non-Interference; Non-Solicitation.

(a) As a material inducement for Acquiror to enter into this Agreement, and in order to protect the confidential and proprietary information and the goodwill that is conveyed by Seller hereunder, Seller agrees to enter into this Section 6.13. Seller hereby agrees that, during the Restricted Period, Seller shall not, and Seller shall cause Seller’s Affiliates not to, directly or indirectly:

(i) knowingly and intentionally interfere with the business relationship between Acquiror or any SRLP Entity following the Closing and any current or prospective customer of an SRLP Entity, or any Person that was a customer of an SRLP Entity within the twelve month period prior to Closing, including, with knowledge and intent to interfere with such business relationship, by soliciting, approaching, canvassing, encouraging or enticing any such Person to cease doing business with or reduce the amount of business conducted with any SRLP Entity or causing such Person to be solicited, approached, canvassed, encouraged or enticed to cease doing business with or reduce the amount of business conducted with any SRLP Entity; or

(ii) engage or employ, or solicit or contact with a view to the engagement or employment of, any employee of any SRLP Entity (other than employees paid on an hourly basis and whose job is solely clerical or does not involve any supervisory responsibility) and who performs services with respect to the Business; provided, however, that Seller and any of its Affiliates may engage in general solicitations for employees in the ordinary course of business and consistent with past practice, including any search firm engagement which, in any such case, is not directed or focused on employees of the SRLP Entities or any other employee or contractor of Acquiror or any SRLP Entity.

(b) Seller acknowledges and agrees that the scope of activity restrictions and duration of the covenants contained in this Section 6.13 are the result of arm’s-length bargaining and are fair and reasonable in light of (i) Seller’s level of control over and contact with the SRLP Entities’ business, and association with the SRLP Entities’ goodwill in all jurisdictions in which they conduct business; (ii) Seller’s knowledge of the SRLP Entities’ confidential and proprietary information, which information is conveyed hereunder and would inevitably be disclosed if Seller were to violate any of the provisions of this Section 6.13; and (iii) the consideration that Seller is receiving in connection with the transactions contemplated by this Agreement and the other Transaction Documents, and the goodwill and confidential and proprietary information that Seller is conveying and for which Acquiror is paying. Seller further acknowledges and agrees that the restrictions set forth in this Section 6.13 do not impose any greater restraint than necessary to protect the legitimate business interests of Acquiror, have been specifically negotiated by sophisticated commercial parties and constitute a material inducement for Acquiror to enter into this Agreement and consummate the transactions contemplated by this Agreement and the other Transaction Documents. The covenants contained in this Section 6.13 and each provision (and portion) hereof are severable and distinct covenants and provisions (and portions). The invalidity or unenforceability of any such covenant or provision (or portion) as written shall not invalidate or render unenforceable the remaining covenants or provisions (or portions) hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision (or portion) in any other jurisdiction.

(c) It is the desire and intent of the Parties that the provisions of this Section 6.13 (and portions thereof) be enforced to the fullest extent permitted under applicable Law. Seller acknowledges that this Section 6.13 is reasonable and enforceable in all respects; nonetheless, if any of the restrictions of this Section 6.13 (or portions thereof) are found by a court of competent jurisdiction to be unreasonable, overly broad, or otherwise unenforceable, the Parties intend that such restrictions (and portions thereof) shall not be thereby terminated but shall be modified by such court so as to be valid and enforceable and, as so modified, to be fully enforced.

(d) Each Party further acknowledges that a breach or threatened breach of this Section 6.13 would cause irreparable harm to Acquiror for which it would have no adequate remedy at law, and that Acquiror and its Affiliates shall be entitled to immediate injunctive relief and specific performance as remedies for any such breach. Such remedies shall not be the exclusive remedies for a breach or threatened breach of this Section 6.13 but shall be in addition to all other remedies available at law and in equity, including the recovery of damages.

Section 6.14 Marks. Any licenses to Seller to use “Sprague” or any similar mark or name shall terminate at the Closing, and any ownership rights of Seller to such mark and names shall revert to and are hereby assigned (together with any accompanying goodwill represented by such mark) by Seller to SRLP, to be effective at the Closing. Seller shall, within 90 days following the Closing, cease from any further use of “Sprague” (or any colorable imitation thereof) as part or any mark, name, or domain name.

Section 6.15 Sprague Waiver. Seller shall exercise commercially reasonable efforts to cause Sprague Operating to obtain the Sprague Waiver.

Section 6.16 Employee Benefit Matters.

(a) With respect to those individuals who are employees of an SRLP Entity immediately prior to the Closing Date and who: (i) are not employed pursuant to the terms of a collective bargaining agreement or collective agreement or otherwise represented by a labor union, works council, or similar representative; and (ii) remain employed by such SRLP Entity or the Acquiror or any of its Affiliates immediately following the Closing (the “Continuing Employees”), Acquirors or an Affiliate of Acquirors shall, for a period of 6 months following the Closing (or, if shorter, for the period that they remain employed by Aquiror or any of its Affiliates), except with the agreement of the Chief Executive Officer of SRLP GP: (i) continue to employ each Continuing Employee in a position and with a title substantially similar to the position and title that such Continuing Employee held immediately prior to the Closing; (ii) continue to provide the Continuing Employees with annualized base salaries (or hourly wages, as applicable) and annual incentive compensation opportunities that are at least substantially similar to those provided to the Continuing Employees immediately prior to the Closing; and (iii) provide the Continuing Employees with employee benefits that are not, in the aggregate, less favorable than the employee benefits provided to similarly-situated employees of Acquiror or its Affiliate immediately prior to the Closing. With respect to those individuals who are employees of an SRLP Entity immediately prior to the Closing Date and who are employed pursuant to the terms of a collective bargaining agreement or collective agreement or otherwise represented by a labor union, works council, or similar representative, for a period of 6 months following the Closing (or, if shorter, for the period that they remain employed by Acquiror or any of its Affiliates), the applicable SRLP Entity will employ such individuals pursuant to the terms of the applicable collective bargaining agreement or collective agreement in effect at a particular time and shall comply with any collective bargaining obligations that apply to such employment relationship.

(b) Effective from and after the Closing Date, to the extent that a Continuing Employee becomes eligible to participate in an employee benefit plan maintained by an Acquiror or an Affiliate of an Acquiror (an “Acquiror Benefit Plan”), Acquirors or the applicable Affiliate of Acquirors shall use commercially reasonable efforts to recognize for purposes of eligibility, vesting and benefit levels under vacation and short-term disability programs under such Acquiror Benefit Plan (other than any defined benefit pension or post-employment or retiree health or welfare plan), service with an SRLP Entity, any of their Affiliates or any predecessor of any such entity prior to the date on which such Continuing Employee becomes eligible to participate in the applicable Acquiror Benefit Plan to the extent such service was recognized under the corresponding SRLP Benefit Plan, except where it would result in a duplication of benefits.

(c) Seller shall take such action as required to cause the SRLP Entities to cease to be participating entities in any SRLP Benefit Plan not sponsored by an SRLP Entity effective as of the Closing. Acquiror and its Affiliates (including, following the Closing Date, any of the SRLP Entities) shall not assume sponsorship of (i) the Axel Johnson Retirement Plan or any other pension plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or (ii) the Axel Johnson Inc. Retirement Restoration Plan (the “Axel Johnson Restoration Plan”). Notwithstanding the foregoing, on and following the Closing, SRLP shall be responsible for the unfunded liability of the Axel Johnson Retirement Plan and the Axel Johnson Restoration Plan with respect to all SRLP Participants as such liability may be determined by Seller from time to time based upon actuarial determinations to the extent applicable (the “Retirement Liabilities”). Until SRLPs’s fulfillment of all Retirement Liabilities to Seller’s satisfaction, SRLP shall pay to the Seller, no later than each June 30 following the Closing, the portion of the minimum required contribution and Pension Benefit Guaranty Corporation premiums for the Axel Johnson Retirement Plan that relates to the SRLP Participants for the prior plan year, to the extent not previously funded by an SRLP Entity prior to Closing. The minimum required contribution will be determined by the actuary for the Axel Johnson Retirement Plan in accordance with Code Section 430 but disregarding any credits that may be applied. From time to time, Seller shall request, and SRLP shall pay, reimbursement for any payments made by Seller or its Affiliates to SRLP Participants under the Axel Johnson Restoration Plan.

(d) Effective as of the Closing, the Continuing Employees shall cease participation in Seller’s 401(k) Plan. As soon as reasonably practicable following the Closing, the Continuing Employees shall be eligible to participate and shall commence participation in a defined contribution plan and related trust intended to be qualified under Sections 401(a), 401(k) and 501(a) of the Code (the “Acquiror 401(k) Plan”) in accordance with the terms of the Acquiror 401(k) Plan. Seller and Acquiror shall cooperate to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) to the Acquiror 401(k) Plan in cash in an amount equal to the full account balance distributed to such Continuing Employee from Seller’s 401(k) Plan. Acquiror will use reasonable best efforts to permit such rollover contributions in the form of notes representing an employee loan under Seller’s 401(k) Plan and Acquiror shall take (or cause to be taken) any and all reasonable action as may be required to provide that Transferring Employees may continue to service any such loans through payroll deductions after the Closing.

(e) Nothing in this Section 6.16 amends, or will be deemed to establish, amend or prevent the amendment or termination of, any SRLP Benefit Plan or any other employee benefits or compensation plan, program or arrangement. No provision of this Agreement shall be construed as a guarantee of continued employment for any employee for any period of time or to prohibit Acquiror or any of its Affiliates from terminating the employment of any Continuing Employee at any time after the Closing. Nothing in this Section 6.16 shall create any third-party beneficiary rights in any Continuing Employee.

ARTICLE VII

CLOSING

Section 7.1 Conditions Precedent to Obligations of the Parties. The obligations of each Party to effect the Closing and to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by such Party on or prior to the Closing Date of the following conditions:

(a) no Law shall be in effect or have been enacted or adopted, that enjoins or otherwise prohibits the consummation of the transactions contemplated by the Transaction Documents; and

(b) any applicable waiting periods (and any extensions thereof) under the HSR Act or other state, local, or non-U.S. laws or regulations having a similar merger control purpose relating to the transactions contemplated by the Transaction Documents shall have expired or been terminated.

Section 7.2 Conditions Precedent to Obligations of Acquiror. The obligation of Acquiror to effect the Closing and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable Law), on or prior to the Closing Date of each of the following conditions:

(a) (i) each of the Seller Indemnified Representations shall be true and correct in all material respects on and as of the date of this Agreement and at and as of the Closing with the same force and effect as though made on and as of such date (except those representations and warranties that expressly relate only to an earlier date, which must be true and correct in all material respects as of that earlier date), (ii) the representations and warranties set forth in Section 4.3 shall be true and correct other than inaccuracies that are immaterial, in the aggregate, (iii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects, and (iv) each of the representations and warranties set forth in Article III and Article IV that are not Seller Indemnified Representations or representations and warranties set forth in Section 4.3 and Section 4.6(a) shall be true and correct except to the extent any inaccuracy would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, with respect to any such representations and warranties contained in Article III, or an SRLP Entities Material Adverse Effect, with respect to any such representations and warranties contained in Article IV (in each case, without giving effect to qualifications of Seller Material Adverse Effect, SRLP Entities Material Adverse Effect, materiality or any similar qualifications set forth in such representation or warranty) on and as of the date of this Agreement and at and as of the Closing with the same force and effect as though made on and as of such date (except those representations and warranties that expressly relate only to an earlier date, in which case as of such earlier date);

(b) Seller shall not have breached in any material respect its obligations and agreements required to be performed and complied with by it under this Agreement prior to the Closing Date;

(c) since the date of this Agreement, there shall not have been or occurred any event, change, fact, development, circumstance, condition or occurrence with respect to the SRLP Entities that has had or would, individually or in the aggregate, reasonably be expected to have an SRLP Entities Material Adverse Effect;

(d) Seller shall have caused Sprague Operating to obtain the Sprague Waiver;

(e) Acquiror shall have received the items listed in Section 7.4; and

(f) Vinson & Elkins L.L.P. or another nationally recognized tax counsel reasonably acceptable to Acquiror shall have opined that, as of the Closing Date, for U.S. federal income tax purposes, at least 90% of the gross income of SRLP for each tax year since 2013 and each calendar quarter of the calendar year that includes the Closing Date for which the necessary financial information is available will be treated as income that is “qualifying income” within the meaning of Section 7704(d) of the Code.

Section 7.3 Conditions Precedent to Obligations of Seller. The obligation of Seller to effect the Closing and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Seller, in whole or in part (to the extent permitted by applicable Law), on or prior to the Closing Date of each of the following conditions:

(a) each of the representations and warranties of Acquiror shall be true and correct in all material respects, in each case, on and as of the date of this Agreement and at and as of the Closing, with the same force and effect as though made on and as of the Closing Date, unless such representations and warranties expressly relate to an earlier date, in which case as of such earlier date;

(b) Acquiror shall not have breached in any material respect its obligations and agreements required to be performed and complied with by it under this Agreement prior to the Closing Date; and

(c) Seller shall have received the items listed in Section 7.5.

Section 7.4 Seller Deliveries. At the Closing, subject to the terms and conditions of this Agreement, Seller shall deliver, or cause to be delivered, to Acquiror:

(a) a counterpart of the assignment, substantially in the applicable form attached hereto as Exhibit B (the “Assignment of Interests”), evidencing the conveyance, assignment, transfer and delivery to Acquiror of the Subject Interests, duly executed by Seller;

(b) the Subject Common Units in book-entry form in the name of Acquiror;

(c) a certificate duly executed by an executive officer of Seller, dated as of the Closing Date, in customary form, to the effect that each of the conditions specified in Sections 7.2(a) and (b) has been satisfied by and with respect to Seller in all respects;

(d) a duly executed Internal Revenue Service Form W-9 of Seller;

(e) a certificate duly executed by an executive officer of Seller, dated as of the Closing Date, in customary form, attesting to the resolutions of the governing body of Seller authorizing the execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date;

(f) an executed agreement evidencing the termination, effective as of the Closing Date, of the SRLP Omnibus Agreement;

(g) a counterpart of an agreement in substantially the form attached hereto as Exhibit C (the “New Bedford Terminal Agreement”), duly executed by Sprague Massachusetts Properties LLC; and

(h) duly executed letters of resignation or evidence of removal, effective as of the Closing Date, of the Resigning Directors and Officers as are required to be delivered pursuant to Section 6.7.

Section 7.5 Acquiror Deliveries. At the Closing, subject to the terms and conditions of this Agreement, Acquiror shall deliver, or cause to be delivered to Seller:

(a) payment of the Purchase Price in accordance with Section 2.1;

(b) a counterpart of the Assignment of Interests, duly executed by Acquiror;

(c) a counterpart of the New Bedford Terminal Agreement, duly executed by SRLP GP;

(d) a certificate duly executed by an executive officer of Acquiror, dated as of the Closing Date, in customary form, to the effect that each of the conditions specified in Sections 7.3(a) and (b) have been satisfied in all respects; and

(e) a certificate duly executed by an executive officer of Acquiror, dated as of the Closing Date, in customary form, attesting to the resolutions of the governing body of Acquiror authorizing the execution and delivery of this Agreement and the other Transaction Documents to which Acquiror is a party and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.

ARTICLE VIII

INDEMNIFICATION, COSTS AND EXPENSES

Section 8.1 Survival of Representations and Warranties.

(a) Except as provided in Section 8.1(b), the representations and warranties set forth in this Agreement, any other Transaction Document and any certificate or instrument delivered in connection herewith or therewith shall not survive the Closing. The covenants or agreements set forth in this Agreement that, by their terms, are to be performed (i) prior to Closing shall not survive Closing and (ii) after Closing shall survive until the expiration of the applicable statute of limitations or for such shorter period as is explicitly specified herein.

(b) The Seller Indemnified Representations and the Acquiror Indemnified Representations shall survive until the twelve-month anniversary of the Closing. The representations and warranties set forth in Article III (other than the Seller Indemnified Representations), Article IV and Article V (other than the Acquiror Indemnified Representations) shall terminate at the Closing. Notwithstanding anything in this Section 8.1 to the contrary, a claim relating to any breach or inaccuracy in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 until such claim is finally resolved or judicially determined, if notice of such claim giving rise to such right of indemnity shall have been given pursuant to Section 8.3 to the party against whom such indemnity may be sought prior to such time.

Section 8.2 Indemnification.

(a) From and after the Closing, Acquiror, its current and future Affiliates and each of the current and future direct and indirect equityholders, members, partners, directors, managers, officers, employees and agents of Acquiror or its current and future Affiliates (collectively, the “Acquiror Indemnified Parties”) shall be indemnified and held harmless by Seller for any Losses incurred or sustained by such Acquiror Indemnified Party based upon, attributable to, resulting from or by reason of (including any and all Proceedings, demands or assessments arising out of) (i) the incorrectness, falsity or breach of, as of the date hereof or as of the Closing Date with the same force and effect as though made on and as of such date (except those representations and warranties that expressly relate only to an earlier date, in which case as of such earlier date), any of the Seller Indemnified Representations or (ii) any breach of any covenant or other agreement on the part of Seller to be performed in whole or in part after the Closing.

(b) From and after the Closing, Seller, its respective current and future Affiliates and each of the current and future direct and indirect equityholders, members, partners, directors, managers, officers, employees and agents of Seller or its current and future Affiliates (collectively, the “Seller Indemnified Parties” and together with the Acquiror Indemnified Parties, the “Indemnified Parties”) shall be indemnified and held harmless by Acquiror for any Losses incurred or sustained by such Seller Indemnified Party based upon, attributable to, resulting from or by reason of (i) the incorrectness, falsity or breach of, as of the date hereof or as of the Closing Date with the same force and effect as though made on and as of such date (except those representations and warranties that expressly relate only to an earlier date, in which case as of such earlier date), any of the Acquiror Indemnified Representations, or (ii) any breach of any covenant or other agreement on the part of Acquiror to be performed in whole or in part after the Closing.

Section 8.3 Indemnification Procedure.

(a) Each Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to Section 8.2, such Indemnified Party will assert its claim for indemnification under Section 8.2 (each, a “Claim”) by providing a written notice (a “Claim Notice”) within the applicable survival period specified in Section 8.1 to the applicable indemnifying party (the “Indemnifying Party”) specifying, in reasonable detail, to the extent known by such Indemnified Party, the nature and basis for such Claim (e.g., the underlying representation, warranty or covenant alleged to have been breached and the condition or conduct allegedly resulting in such breach). Notwithstanding the foregoing, an Indemnified Party’s delay in sending a Claim Notice will not relieve the Indemnifying Party from Liability hereunder with respect to such Claim except to the extent (and limited solely to the extent) of any material prejudice to the Indemnifying Party by such failure or delay, provided that such Claim Notice is provided within the applicable survival period.

(b) In the event that any Proceeding is instituted or any Claim is asserted by any Third Party in respect of which indemnification may be sought under Section 8.2 and in respect of which the Indemnifying Party has agreed in writing to indemnify the Indemnified Party for all of such Indemnified Party’s Losses (subject to any applicable limitations in this Article VIII) (a “Third Party Claim”), the Indemnifying Party will have the right, at such Indemnifying Party’s sole option and expense, to assume the defense of the same including the appointment and selection of counsel on behalf of the Indemnified Party so long as such counsel is reasonably acceptable to the Indemnified Party. If the Indemnifying Party elects to assume the defense of any such Third Party Claim, it shall within 30 days notify the Indemnified Party in writing of its intent to do so;

provided, however, that the Indemnifying Party shall not, without the written consent of the Indemnified Party, be entitled to assume or continue to control the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal action, (ii) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party, (iii) the Third Party Claim has or would reasonably be expected to result in damages in excess of the amounts available for indemnification pursuant to Section 8.5, (iv) the Indemnifying Party has failed or is failing to diligently defend such action in good faith, (v) the Third Party Claim would reasonably be expected to have a material and adverse effect on the Indemnified Party’s business, or (vi) separate representation of the Indemnified Party by counsel is reasonably necessary to avoid a conflict of interest; provided that, for the avoidance of doubt, if the Indemnifying Party is unable to assume or continue to control the defense in any such instances, it shall nonetheless remain responsible for the indemnification obligations hereunder. In all events the Indemnifying Party will have the right to settle or compromise or take any corrective or remedial action with respect to any such Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party. The Indemnified Party will be entitled, at its own cost, to participate with the Indemnifying Party in the defense of any such Third Party Claim.

(c) Notwithstanding anything in this Section 8.3 to the contrary, the Indemnifying Party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree or permit a default without the Indemnified Party’s prior written consent, in each case, that (i) does not include as an unconditional term thereof the delivery by the claimant to the Indemnified Party of a binding, irrevocable, written release of any Indemnified Party from all Liability, (ii) provides for any admission of Liability on the part of any Indemnified Party, (iii) requires an admission of guilt or wrongdoing on the part of any Indemnified Party or (iv) imposes any Liability or continuing obligation on, or requires any payment from, any Indemnified Party.

Section 8.4 Exclusive Remedy. From and after the Closing, except for any claim based on actual fraud, the reimbursement and indemnification obligations provided in this Article VIII shall be the sole and exclusive legal remedies of the Parties with respect to this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, this Section 8.4 shall not prevent any Party from seeking and obtaining injunctive relief against the other Parties’ activities in breach of this Agreement. In furtherance of the foregoing, Acquiror hereby waives, from and after the Closing, to the fullest extent permitted by applicable Law, any and all rights, claims and causes of action it may have relating to the subject matter of this Agreement based upon predecessor or successor liability, contribution, tort, strict liability or any Law or otherwise, except for any rights, claims or causes of action under this Article VIII or based on fraud.

Section 8.5 Limitations.

(a) The aggregate liability of Seller or Acquiror under Section 8.2 will not exceed $290,000,000.

(b) Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Loss for which it would otherwise be entitled to indemnification pursuant to this Article VIII upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss; provided that any reasonable cost incurred by a Party to mitigate any such Loss will be deemed a Loss for purposes of this Article VIII.

(c) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO PARTY TO THIS AGREEMENT NOR ANY AFFILIATE OF A PARTY TO THIS AGREEMENT SHALL BE LIABLE HEREUNDER TO ANY INDEMNIFIED PARTY FOR ANY LOST PROFITS OR PUNITIVE, CONSEQUENTIAL, REMOTE, SPECULATIVE, SPECIAL OR INDIRECT DAMAGES, EXCEPT TO THE EXTENT (I) SUCH LOST PROFITS OR DAMAGES ARE INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST SUCH INDEMNIFIED PARTY FOR WHICH IT IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT OR (II) IN THE CASE OF CONSEQUENTIAL, REMOTE OR INDIRECT DAMAGES, OR DAMAGES FOR DIMINUTION OF VALUE RELATIVE TO THE PURCHASE PRICE, SUCH DAMAGES ARE REASONABLY FORESEEABLE.

Section 8.6 Tax Treatment of Indemnity Provisions. Each Party, to the extent permitted by applicable Law, agrees to treat any indemnity payments made pursuant to this Article VIII as adjustments to the Purchase Price for all U.S. federal and applicable state income and franchise Tax purposes.

Section 8.7 Calculation of Losses. In calculating amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be computed net of (a) payments actually recovered by any Indemnified Party under any insurance policy with respect to such Losses net of expenses and (b) any actual recovery by any Indemnified Party from any Person with respect to such Losses net of expenses. Each Indemnified Party shall use commercially reasonable efforts to pursue reimbursement for Losses, including under insurance policies and other indemnity arrangements. Notwithstanding anything to the contrary in this Article VIII, for the purposes of determining the amount of Losses incurred or suffered with respect to a breach of representations or warranties, any reference to “material,” “materially,” “SRLP Entities Material Adverse Effect,” “Seller Material Adverse Effect” or “Acquiror Material Adverse Effect” will be disregarded for the purposes of this Article VIII.

Section 8.8 No Duplication. In no event shall any Indemnified Party be entitled to recover any Losses under one Section or provision of this Agreement to the extent such Losses were already recovered by such Indemnified Party, nor shall its insurer or indemnitor be entitled to any kind of subrogation or substitution which would give it the right to make a claim against the Indemnifying Party.

Section 8.9 No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, NONE OF THE PARTIES HERETO OR ANY OTHER PERSON, INCLUDING ANY AFFILIATE OF ANY PARTY HERETO, MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH PARTIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH PARTY HERETO DISCLAIMS

ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTY OR ANY OF ITS AFFILIATES, OR ANY OF ITS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY SUCH PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE AVAILABLE IN ANY DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY). EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO OR IN THE CASE OF FRAUD, EACH PARTY HERETO HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY HERETO OR ITS AFFILIATES, OR ANY OF ITS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE MADE AVAILABLE OR OTHERWISE PROVIDED TO ANY PARTY HERETO OR ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES) WITH RESPECT TO SUCH PARTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, EACH PARTY HAS BEEN REPRESENTED BY ITS OWN RESPECTIVE ADVISORS, INCLUDING TAX ADVISORS, AND NEITHER ANY PARTY NOR ITS REPRESENTATIVES HAVE GIVEN ADVICE TO, OR RELIED ON ADVICE FROM, ANY OTHER PARTY OR ITS REPRESENTATIVES REGARDING THE U.S. FEDERAL INCOME TAX TREATMENT OR TAX STRUCTURE OF SUCH TRANSACTIONS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, ACQUIROR UNDERSTANDS AND AGREES THAT ANY INVENTORY, EQUIPMENT, ASSETS, PROPERTIES AND BUSINESS OF THE SRLP ENTITIES ARE FURNISHED “AS IS”, “WHERE IS” AND SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III, ARTICLE IV AND ARTICLE V, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER.

ARTICLE IX

TERMINATION

Section 9.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) by the mutual written consent of Seller and Acquiror;

(b) by Seller or Acquiror, if there shall be in effect a final nonappealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to such Party if such Order was primarily due to the failure of such Party to perform any of its obligations under this Agreement;

(c) by Acquiror, if Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case, such that the conditions set forth in Section 7.2(a) or (b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured by the date that is the earlier of (i) 30 days after the Seller’s receipt of written notice of such breach and (ii) the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to Acquiror if Acquiror is then in material breach of its representations, warranties or covenants hereunder;

(d) by Seller, if Acquiror shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Acquiror shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or (b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured by the date that is the earlier of (i) 30 days after the Acquiror’s receipt of written notice of such breach and (ii) the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to Seller if Seller is then in material breach of its representations, warranties or covenants hereunder; or

(e) by Seller or Acquiror, in the event that the Closing does not occur on or before June 15, 2021 (such date, the “Outside Date”); provided, that if such failure of the Closing to occur is due to the condition set forth in Section 7.1(b) not having been satified, then either Seller or Acquiror may, by written notice to the other, extend the Outside Date by ninety (90) days; provided, further, in any such case, that such failure of the Closing to occur is not (i) in the case of a termination (or extention of the Outside Date) by Seller, due to the failure of Seller to perform and comply in all material respects with the covenants and agreements to be performed or complied with by Seller prior to the Closing and (ii) in the case of a termination (or extention of the Outside Date) by Acquiror, due to the failure of Acquiror to perform and comply in all material respects with the covenants and agreements to be performed or complied with by Acquiror prior to the Closing.

Section 9.2 Procedure Upon Termination. In the event of termination of this Agreement by Acquiror or Seller, or both, pursuant to Section 9.1, written notice thereof shall forthwith be given to the other Parties, and this Agreement shall terminate, and the purchase of the Subject Interests hereunder shall be abandoned, without further action by Acquiror or Seller.

Section 9.3 Effect of Termination; Termination Fees.

(a) In the event that this Agreement is terminated as provided in Section 9.1, then this Agreement shall forthwith become null and void and of no further force and effect (except for the provisions of this Section 9.3, Article X, Section 11.3, Section 11.5, Section 11.6 and Exhibit A) and each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and the Parties shall have no further Liability hereunder (except pursuant to this Section 9.3 and Section 11.6); provided, (subject to Section 9.3(d)) that nothing in this Section 9.3 shall relieve Seller of any Liability for fraud or a willful breach of this Agreement.

(b) In the event that this Agreement is terminated by the Seller pursuant to Section 9.1(d) or is terminated by the Seller or Acquiror pursuant to Section 9.1(e) at a time when Seller could have terminated the Agreement pursuant to Section 9.1(d), then, in any such case, Acquiror shall promptly, but in no event later than ten Business Days after the date of such termination, pay or cause to be paid to Seller an amount in cash equal to $12,500,000 (the “Reverse Termination Fee”) by wire transfer of immediately available funds to one or more accounts designated by Seller in writing.

(c) It is agreed that the Reverse Termination Fee is an integral part of this Agreement and without the Reverse Termination Fee, Acquiror and Seller would not have entered into this Agreement. The Reverse Termination Fee is intended to be liquidated damages (and not a penalty). Accordingly, if Acquiror fail to pay the Reverse Termination Fee pursuant to Section 9.3(b) on or prior to the date such amounts are due hereunder, and, in order to obtain such payment, Seller commences a Proceeding that results in a final, nonappealable judgment against Acquiror for the payment of the Reverse Termination Fee pursuant to Section 9.3(b), Acquiror shall pay, or cause to be paid, to Seller, interest on such amount at an annual rate equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the date such amounts were originally due hereunder which shall accrue from such date through the date such payment is actually delivered to Seller, and the costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Seller in connection with such Proceeding.

(d) The Parties agree that the monetary remedies set forth in Section 9.3(b) (when and if available under the express terms hereof) and the specific performance remedies set forth in Section 11.6 shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise, whether by or through piercing of the corporate or partnership veil, by or through a claim by or on behalf of any Person) of Seller and any of its respective former, current and future Affiliates (which, for the purposes of this Section 9.3(d), shall be deemed to include the SRLP Entities), each of their former, current and future partners, members, equityholders and Representatives, and each of their respective heirs, executors, administrators, successors and assigns, for any Losses or Liabilities suffered or incurred by any such Person with respect to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby as a result of the failure of the Closing to occur or the transactions contemplated by the Transaction Documents to be consummated for any or no reason or, in the event of a failure of the Closing to occur or the transactions contemplated by the Transaction Documents to be consummated for any reason or for no reason, for any breach by Acquiror of this Agreement. Under no circumstance shall any Person be permitted or entitled both to obtain specific performance pursuant to Section 11.6 and to receive all or any portion of the Reverse Termination Fee.

ARTICLE X

GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

Section 10.1 Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement and all questions relating to the interpretation or enforcement of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware. Each Party hereby agrees that service of summons, complaint or other process in connection with any Proceedings contemplated hereby may be made in accordance with Section 11.3 addressed to such Party at the address specified pursuant to Section 11.3. Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or in the event, but only in the event, that such court does not have jurisdiction over such Proceeding, to the exclusive jurisdiction of the United States District Court for the District of Delaware (or, in the event that such court does not have jurisdiction over such Proceeding, to the exclusive jurisdiction of the Superior Court of the State of Delaware) (collectively, the “Courts”), for the purposes of any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Proceeding relating hereto except in such Courts as provided herein). Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent in accordance with Section 11.3 to such Party’s address set forth in Section 11.3 will be effective service of process for any Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby in the Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Proceeding properly brought in accordance with the terms of this Agreement shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided at law or in equity.

(b) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND ANY OTHER TRANSACTION DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A PROCEEDING, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.1.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Amendments and Modifications. This Agreement may be amended, modified or supplemented only by written agreement of Acquiror and Seller, except as otherwise set forth in Section 11.10.

Section 11.2 Waiver of Compliance. Except as otherwise provided in this Agreement (including Section 11.10), any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 11.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by email transmission, or mailed by a nationally recognized overnight courier requiring acknowledgement of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

If to Acquiror or Guarantor:

Hartree Partners, LP

1185 Avenue of the Americas

New York, New York 10036

Attention: Scott Levy; Ali Taqi

Email: slevy@hartreecapital.com; ATAQI@Hartreecapital.com

with a copy (which shall not constitute notice) to:

Hartree Partners, LP

1185 Avenue of the Americas

New York, New York 10036

Attention: Hartree Legal

Email: legal@hartreepartners.com

and

Vinson & Elkins L.L.P.

1001 Fannin St.

Suite 2500

Houston, Texas 77002

Attention: David Oelman; Lande Spottswood; John Grand

Emails: doelman@velaw.com; lspottswood@velaw.com; jgrand@velaw.com

If to Seller:

Sprague Resources Holdings LLC

185 International Drive

Portsmouth, NH 03801

Attention: Michael Milligan

Email: mmilligan@axeljohnson.com

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, New York 10112-4498

Attention: Michael Rosenwasser; Michael Swidler

Email: michael.rosenwasser@bakerbotts.com; michael.swidler@bakerbotts.com

Section 11.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of Acquiror and Seller; provided, however, that Acquiror shall be permitted to assign all of its rights, benefits and obligations under this Agreement to one or more Affiliates of Acquiror without the prior written consent of Seller, but Acquiror shall promptly give Seller written notice of any such assignment and Acquiror shall not be released from any of its obligations hereunder. Any attempted assignment or transfer in violation of this Agreement shall be null, void and ineffective.

Section 11.5 Expenses. Except as otherwise set forth in this Agreement, each Party shall pay its own costs and expenses (including legal, accounting, financial advisory and consulting fees and expenses) incurred by such Party in connection with the negotiation and consummation of the transactions contemplated by this Agreement and the other Transaction Documents, except that each of Acquiror and Seller shall pay one-half of (i) all expenses incurred in connection with obtaining any consent required pursuant to Section 6.2, including all filing fees required to be paid in respect of any consent required under the HSR Act (other than legal, accounting, financial advisory and consulting fees and related expenses) and (ii) any lender fees and expenses related to obtaining the Sprague Waiver.

Section 11.6 Specific Performance. The Parties acknowledge and agree that a failure of Acquiror, on the one hand, or Seller, on the other hand, to perform its obligations set forth in this Agreement or other breach of this Agreement would cause irreparable damage to Seller or Acquiror, as applicable, and Seller or Acquiror, as applicable, would not have an adequate remedy at Law. Therefore, the obligations of Acquiror and Seller under this Agreement, including Seller’s obligation to sell the Subject Interests to Acquiror and Acquiror’s obligation to purchase the Subject Interests from Seller, in each case on the terms and subject to the conditions set forth in this Agreement, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.

Section 11.7 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), together with each of the other Transaction Documents, constitute the entire understanding and agreement among the Parties with respect to the subject matter hereof and supersede any and all prior or contemporaneous discussions, agreements and understandings, whether written or oral.

Section 11.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction by any applicable Governmental Authority, (a) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, (b) such provision shall be invalid, illegal or unenforceable only to the extent strictly required by such Governmental Authority, (c) to the extent any such provision is deemed to be invalid, illegal or unenforceable, each of Seller and Acquiror agrees that it shall use its commercially reasonable efforts to cause such Governmental Authority to modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible and (d) to the extent that the Governmental Authority does not modify such provision, each of Seller and Acquiror agrees that it shall endeavor in good faith to exercise or modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible.

Section 11.9 Disclosure Schedules. The inclusion of any information (including dollar amounts) in any section of any schedule delivered by Seller to Acquiror in connection with this Agreement (the “Disclosure Schedules”) shall not be deemed to be an admission or acknowledgment by Seller that such information is required to be listed on such section of the relevant Disclosure Schedule (except to the extent this Agreement expressly states that such applicable section of the Disclosure Schedules is required to include such information) or is material to or outside the ordinary course of the business of the applicable Person to which such disclosure relates. Each disclosure item set forth in the Disclosure Schedules shall relate to the specific Section of the Agreement that corresponds to the number of such Schedule and to any other Section of this Agreement to which it is reasonably apparent on the face of such disclosure that such disclosure relates. The information contained in this Agreement, the Exhibits hereto and the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any Third Party of any matter whatsoever (including any violation of Law or breach of contract).

Section 11.10 Third Party Beneficiaries. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of the Parties and their respective successors and permitted assigns. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person other than the Parties, including any creditor of any Party or any of their Affiliates, except (a) Section 6.8 and Article VIII shall inure to the benefit of the Persons referred to therein and (b) Section 11.13 shall inure to the benefit of the Persons referred to therein. The Parties reserve the right to amend, modify, terminate, supplement or waive any provision of this Agreement or this entire Agreement, in accordance with Section 11.1 and Section 11.2, as applicable, without the consent or approval of any other Person and no Party shall have any direct liability to any permitted third party beneficiary, nor shall any permitted third party beneficiary have any right to exercise any rights hereunder for such third party beneficiary’s benefit except to the extent such rights are brought, exercised and administered by a Party. No Person other than the Parties shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any Liability (or otherwise) against any other Parties.

Section 11.11 Facsimiles; Electronic Transmission; Counterparts. This Agreement may be executed by facsimile or other electronic transmission (including scanned documents delivered by email) by any Party and such execution shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

Section 11.12 Time of Essence. Time is of the essence in the performance of this Agreement.

Section 11.13 Non-Recourse. Each of the following is herein referred to as an “Acquiror Non-Recourse Party”: each of Acquiror’s Affiliates and each of their respective present, former and future partners, members, equityholders and Representatives, and each of the Affiliates and present, former and future partners, members, equityholders and Representatives of any of the foregoing, and each of their respective heirs, executors, administrators, successors and assigns (“Affiliates” for purposes of the definition of “Acquiror Non-Recourse Party” to include the portfolio companies of investment funds advised or managed by any Affiliate of Acquiror), provided, however, that the term Acquiror Non-Recourse Party expressly excludes Acquiror, any Person that is assigned any interest in any of the Transaction Documents, the Subject Interests or the SRLP Entities to the extent of such assignment and, after the Closing, the SRLP Entities. Except for the obligation of Guarantor in Section 11.14, no Acquiror Non-Recourse Party shall have any liability or obligation to Seller or its Affiliates (including for these purposes the SRLP Entities) of any nature whatsoever in connection with or under this Agreement, or the transactions contemplated hereby, and Seller hereby waives and releases all claims of any such liability and obligation. Subject to Seller’s right to specific performance under Section 11.6, this Agreement may only be enforced against, and any dispute, controversy, matter or claim based on, related to or arising out of this Agreement, or the negotiation, performance or consummation of this Agreement, may only be brought against, the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such Party. Subject to Section 11.10, each Acquiror Non-Recourse Party is expressly intended as a third-party beneficiary of this Section 11.13.

Section 11.14 Guarantee.

(a) Guarantor hereby irrevocably and unconditionally guarantees to Seller the due and punctual payment of the Purchase Price at the Closing or the Reverse Termination Fee (the “Acquiror Obligation”). Without limiting the generality of the foregoing, this guarantee is one of payment, not collection, and a separate action or actions may be brought and prosecuted against Guarantor to enforce this guarantee, irrespective of whether any action is brought against Acquiror or whether Acquiror is joined in any such actions. Guarantor reserves the right to assert defenses which Acquiror may assert against Seller under this Agreement with respect to payment or performance of the Acquiror Obligation.

(b) Notwithstanding anything to the contrary herein, the obligation of Guarantor hereunder shall not be released or discharged or otherwise affected by any dissolution, insolvency, bankruptcy, reorganization or other similar proceeding affecting Acquiror. Guarantor hereby expressly waives, relinquishes and agrees not to assert or take advantage of any right to require Seller to proceed against Acquiror or any other party or to pursue any other right or remedy in Seller’s power before proceeding against Guarantor.

(c) Guarantor hereby represents and warrants to Seller that (i) it is duly organized and validly existing under the laws of its jurisdiction of organization; (ii) it has all entity power and authority to execute, deliver and perform its obligations set forth in this Section 11.14; (iii) the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary entity action, and no other proceedings or actions on the part of it are necessary therefor; (iv) this Agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with its terms; (v) the execution, delivery and performance by it of this Agreement do not and will not (A) violate its Organizational Documents, (B) violate any applicable Law, or (C) result in any material violation of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any material benefit under, any contract to which Guarantor is a party, other than any such violation, default or right that, individually or in the aggregate, would not reasonably be expected to materially prevent, impede or delay Guarantor from performing its obligations under this Section 11.14; and (vi) it has the financial capacity to pay and perform the Acquiror Obligation, and access to funds necessary for it to fulfill the Acquiror Obligation.

Section 11.15 Ability of Acquiror to Change Entity. The Parties hereby agree that nothing in this Agreement shall prohibit Acquiror, in its sole discretion, from changing its entity classification from a limited liability company to a partnership, corporation or otherwise prior to the Closing.

* * * * *

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement, effective as of the date first above written.

ACQUIROR:

SPRAGUE HP HOLDINGS, LLC

By:	/s/ Stephen M. Hendel
Name:	Stephen M. Hendel
Title:	Authorized Signatory

GUARANTOR:

HARTREE PARTNERS, LP, solely for purposes of Section 11.14

By:	Hartree Partners GP, LLC, its general partner

By:	/s/ Stephen M. Hendel
Name:	Stephen M. Hendel
Title:	Authorized Signatory

Signature Page to Purchase Agreement

SELLER:

SPRAGUE RESOURCES HOLDINGS LLC

By:	/s/ Michael D. Milligan
Name:	Michael D. Milligan
Title:	Chief Executive Officer

Signature Page to Purchase Agreement

EXHIBIT A

DEFINITIONS

“Acquiror” shall have the meaning specified in the preamble.

“Acquiror 401(k) Plan” shall have the meaning specified in Section 6.16(d).

“Acquiror Benefit Plan” shall have the meaning specified in Section 6.16(b).

“Acquiror Indemnified Parties” shall have the meaning specified in Section 8.2(a).

“Acquiror Indemnified Representations” means the representations and warranties contained in Section 5.1(a) (Organization), Section 5.2 (Validity of Agreement; Authorization) and Section 5.5 (Brokers).

“Acquiror Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that would materially impair the ability of Acquiror or its Affiliates to perform their respective obligations or to consummate the transactions under the Transaction Documents or materially impede Acquiror’s or any of its Affiliates’ consummation or performance of the transactions or obligations under the Transaction Documents.

“Acquiror Non-Recourse Party” shall have the meaning specified in Section 11.13.

“Acquiror Obligation” shall have the meaning specified in Section 11.14.

“Acquiror’s Knowledge” means the actual knowledge of those Persons set forth on Schedule A-1, after due inquiry.

“Acquisition Transaction” shall have the meaning specified in Section 6.10.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, including voting securities, by contract or agency or otherwise. For purposes of this Agreement and the other Transaction Documents, except where otherwise noted, the SRLP Entities shall not be considered Affiliates of Seller or, prior to the Closing, Acquiror. Notwithstanding anything to the contrary in this Agreement, except as otherwise noted, the term “Affiliate” shall not include, and no provisions of this Agreement shall be applicable to, the direct or indirect portfolio companies of investment funds or entities advised or managed by any of Acquiror’s Affiliates.

“Agreement” shall have the meaning specified in the preamble.

“Applicable Anti-Corruption Laws” shall have the meaning specified in Section 4.22.

“Applicable Combined Taxes” means, if SRLP or any of its Subsidiaries are included in a combined, consolidated or unitary state or local income or franchise (or equivalent) Tax Return with Seller or its Affiliates, the after-tax cost of the state or local income or franchise (or equivalent) Tax attributable to SRLP or any of its Subsidiaries determined as if SRLP and any of its Subsidiaries were not included in a combined, consolidated or unitary return with Seller or its Affiliates.

“Assignment of Interests” shall have the meaning specified in Section 7.4(a).

“Axel Johnson Restoration Plan” shall have the meaning specified in Section 6.16(c).

“Axel Johnson Retirement Plan” shall have the meaning specified in Section 4.10(g).

“Business” means either (1) the purchase, storage, handling, distribution and sale of Hydrocarbons and other materials, or activities or services reasonably related or ancillary thereto including entering into Hedging Obligations to support these businesses, or (2) any other business conducted by an SRLP Entity as of the time immediately prior to the Closing or in the twelve months prior thereto.

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday for commercial banks in New York City, New York.

“CARES Act” means The Coronavirus Aid, Relief, and Economic Security Act.

“Claim” shall have the meaning specified in Section 8.3(a).

“Claim Notice” shall have the meaning specified in Section 8.3(a).

“Closing” shall have the meaning specified in Section 2.3.

“Closing Date” shall have the meaning specified in Section 2.3.

“Code” means the Internal Revenue Code of 1986, including the regulations and published interpretations thereunder.

“Common Units” means “Common Units,” as defined in the SRLP Partnership Agreement.

“Confidentiality Agreement” means the Nondisclosure Agreement among Hartree Partners, LP, Hartree Partners GP, LLC, Axel Johnson, Inc. and Seller, dated April 8, 2021.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, evidence of indebtedness, security agreement, lease, easement, right of way agreement, sublease, license, commitment, subcontract or any other arrangement, understanding, undertaking, obligation, commitment or legally enforceable agreement, whether written or oral.

“Continuing Employee” shall have the meaning specified in Section 6.16(a).

“Courts” shall have the meaning specified in Section 10.1(a).

“Covered Person” shall have the meaning specified in Section 6.8(a).

“COVID-19” means the COVID-19 pandemic, including any evolutions or mutations of the COVID-19 disease, and any further epidemics or pandemics arising therefrom.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive or guidelines promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

“Disclosure Schedules” shall have the meaning specified in Section 11.9.

“Encumbrances” means any mortgage, deed of trust, encumbrance, charge, claim, equitable or other interest, easement, right of way, building or use restriction, lease, license, lien, option, pledge, security interest, purchase rights, preemptive right, right of first refusal or similar right or adverse claim or restriction of any kind.

“Enforceability Exceptions” shall have the meaning specified in Section 3.2.

“Environmental Laws” means all applicable federal, state and local Laws relating to the protection, preservation or restoration of the environment (including natural resources), occupational health or workplace safety, pipeline safety, or otherwise imposing liability or standards of conduct concerning the generation, use, storage, management, treatment, transportation, disposal or arrangement for disposal or Release of, or exposure of any Person to, any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder.

“ERISA Affiliate” means, with respect to the SRLP Entities, any member of any group of organizations described in Section 414(b), (c), (m) or (o) of the Code with which the SRLP Entities are, or at any relevant time were, treated as a single employer.

“Excess Combined Taxes” means any state or local income or franchise (or equivalent) Tax for which SRLP and/or any of its Subsidiaries may from time to time be liable and that are in excess of Applicable Combined Taxes for SRLP and/or any of its Subsidiaries as a result of SRLP and/or any of its Subsidiaries being included in a combined, consolidated or unitary state or local income or franchise (or equivalent) Tax Return with Seller or its Affiliates.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financing Indemnified Parties” shall have the meaning specified in Section 6.12(b).

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” means any (a) federal, state, local, foreign or municipal government, or any subsidiary body thereof or (b) governmental or quasi-governmental authority of any nature, including, (i) any governmental agency, branch, department, official, committee (including interagency committee), or entity, (ii) any court, judicial authority or other tribunal, and (iii) any arbitration body or tribunal.

“Guarantor” shall have the meaning specified in the preamble.

“Hazardous Material” shall mean (a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, (c) any petroleum hydrocarbons, petroleum or petroleum product, petroleum substances, natural gas, crude oil, or any components, fractions or derivative thereof, (d) any polychlorinated biphenyl, (e) asbestos, (f), radon, (g) per- and polyfluoroalkyl substances, (h) urea formaldehyde insulation, and (i) any chemical, product, material, substance, waste or substance regulated under, or defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” or “toxic pollutant” pursuant to, any Environmental Law.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person incurred in the ordinary course of business and not for speculative purposes under: (a) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and designed to reduce costs of borrowing or to protect such Person or any of its Subsidiaries entering into the agreement against fluctuations in interest rates with respect to indebtedness incurred; (b) other agreements or arrangements designed to manage interest rates or interest rate risk; (c) foreign exchange contracts and currency protection agreements entered into with one of more financial institutions and designed to protect such Person or any of its Subsidiaries entering into the agreement against fluctuations in currency exchanges rates; (d) any commodity futures contract, commodity option, commodity swap agreement or other similar agreement or arrangement designed to protect against fluctuations in the price of Hydrocarbons used, produced, processed, purchased or sold by such Person or any of its Subsidiaries at the time; and (e) other agreements or arrangements designed to protect such Person or any of its Subsidiaries against fluctuations in currency exchange rates or commodity prices.

“HSR Act” shall have the meaning specified in Section 3.4.

“Hydrocarbons” means heating oil, diesel fuel, natural gas, kerosene, jet fuel, residual fuel, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, crude oil, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Incentive Distribution Right” means an “Incentive Distribution Right,” as defined in the SRLP Partnership Agreement.

“Indemnified Parties” shall have the meaning specified in Section 8.2(b).

“Indemnifying Party” shall have the meaning specified in Section 8.3(a).

“Intellectual Property” means any and all proprietary and intellectual property rights, under the Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (a) utility models, supplementary protection certificates, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues of the foregoing; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, other source identifiers (including all goodwill associated with the foregoing), and registrations and applications for registrations of the foregoing; (c) copyrights, moral rights, database rights, other rights in works of authorship and registrations and applications for registration of the foregoing; and (d) Trade Secrets.

“IRS” means the U.S. Internal Revenue Service.

“Kildair” means Kildair Service ULC, a British Columbia Unlimited Liability Company.

“Law” means any applicable domestic or foreign federal, state, local, municipal or other administrative order, constitution, law, Order, ordinance, rule, code, case, decision, regulation, statute, tariff or treaty, or other requirements with similar effect of any Governmental Authority or any binding provisions or interpretations of the foregoing, whether or not involving a Third Party Claim.

“Liability” means, collectively, any direct or indirect indebtedness, commitment, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, contingency, responsibility or other liability, in each case, whether fixed or unfixed, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, accrued or unaccrued, absolute, contingent or otherwise.

“Loss” means as to any specified Person, any losses, costs, damages, claims, obligations, deficiencies, demands, judgments, assessments, awards, Taxes, amounts paid in settlement, interests, expenses (including litigation costs, costs of investigation and defense and reasonable fees of and actual disbursements by attorneys, consultants, experts or other representatives), fines of, penalties on, or liabilities of any other nature of that Person.

“Material Contracts” means each Contract filed or required to be filed as an exhibit to any SEC Report to which any of the SRLP Entities is a party.

“New Bedford Terminal Agreement” shall have the meaning specified in Section 7.4(g).

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, demand, request, writ, decree or verdict entered, issued, made or rendered by any Governmental Authority.

“Organizational Documents” means (a) with respect to a corporation, the articles or certificate of incorporation and bylaws thereof together with any other governing agreements or instruments of such corporation or the shareholders thereof, each as amended, (b) with respect to a limited liability company, the certificate of formation and the operating or limited liability company agreement or regulations thereof, or any comparable governing instruments, each, as amended, (c) with respect to a partnership, the certificate of formation and the partnership agreement of the partnership and, if applicable, the Organizational Documents of such partnership’s general partner, or any comparable governing instruments, each as amended and (d) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person, each as amended.

“Outside Date” shall have the meaning specified in Section 9.1(e).

“Party” means each of Acquiror and Seller and, collectively, Acquiror and Seller shall be referred to herein as the “Parties.”

“PATRIOT Act Offense” shall mean (a) any violation of the criminal laws of the United States of America, or that would be a criminal violation if committed within the jurisdiction of the United States of America, relating to terrorism or the laundering of monetary instruments, including any offense under (1) the criminal laws against terrorism, or (2) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001; and (b) the crime of conspiracy to commit, or aiding and abetting another to commit, a PATRIOT Act Offense under clause (a).

“Permits” means all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders.

“Permitted Encumbrances” means, with respect to any Person, (a) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Encumbrances or purchase money security interests, in each case, arising in the ordinary course of business which are not yet delinquent or which are being contested in good faith by appropriate Proceedings; (b) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (c) Encumbrances for Taxes not yet delinquent or which are being contested in good faith and in the ordinary course of business by appropriate Proceedings; (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations and surety and appeal bonds; (e) Encumbrances created pursuant to construction, operating and maintenance agreements, space lease agreements and other similar agreements, in each case having ordinary and customary terms and entered into in the ordinary course of business by such Person and its Subsidiaries, which do not materially impair the value or materially and adversely affect the continued ownership, use or operation of the property for the purpose for which the property is currently being used by such Person or its Subsidiaries; (f) with respect to any item of real property, title exceptions, defects in title, encumbrances, liens, charges, easements, rights-of-way, covenants, declarations, restrictions, restrictive covenants, revocable interests and other matters of record, or that would be shown by an accurate survey, which do not, in any such case, materially impair the value or materially and adversely affect the continued ownership, use or operation of the property for the purposes for which the property is currently being used by such Person or its Subsidiaries, but excluding, in any case, any monetary lien; (g) with respect to the SRLP Entities, Encumbrances disclosed in any SEC Report or otherwise securing liabilities reflected therein; (h) with respect to any equity interests or other securities, Encumbrances imposed by any applicable securities Laws or contained in the Organizational Documents of such applicable entity; (i) Encumbrances imposed by the terms and conditions of any Permit held by such Person; (j) with respect to the Subject Interests and the SRLP Entities, Encumbrances created by this Agreement or any other Transaction Document, or otherwise created by or in favor of Acquiror, including due to any examination or inspection of Acquiror; and (k) Encumbrances related to such Person and disclosed in Schedule A-2.

“Person” means any individual, partnership, limited partnership, limited liability company, corporation, joint venture, trust, cooperative, association, foreign trust, unincorporated organization, foreign business organization or Governmental Authority or any department or agency thereof, and the heirs, executors, administrators, legal representatives, successors and assigns of such “Person” where the context so permits.

“Proceedings” means any claim, action, arbitration, mediation, audit, hearing, investigation, notice of violation, liability, or enforcement, proceeding, litigation or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority, arbitrator or mediator.

“Purchase Price” means the aggregate cash amount payable to Seller in accordance with Section 2.1.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dispersion, migration, dumping or disposing into the indoor or outdoor environment.

“Representative” means, with respect to any Person, any director, manager, officer, employee or advisor, including attorneys, accountants, consultants and financial advisors, of such Person.

“Resigning Directors and Officers” shall have the meaning specified in Section 6.7.

“Restricted Period” means the period beginning on the Closing Date and ending on the date that is two years after the Closing Date.

“Retirement Liabilities” shall have the meaning specified in Section 6.16(c).

“Reverse Termination Fee” shall have the meaning specified in Section 9.3(b).

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all periodic reports, current reports and registration statements, including exhibits and other information incorporated therein, required to be filed or actually filed or furnished by SRLP with the SEC under the Exchange Act or the Securities Act, since January 1, 2020.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Seller Indemnified Parties” shall have the meaning specified in Section 8.2(b).

“Seller Indemnified Representations” means the representations and warranties contained in Section 3.1(a) (Organization), Section 3.2 (Validity of Agreement; Authorization), Section 3.5 (Ownership of the Subject Interests), Section 3.6 (Brokers) and Section 3.9 (SRLP GP).

“Seller Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that would materially impair the ability of the Seller to perform its obligations or to consummate the transactions under the Transaction Documents or materially impede Seller’s consummation or performance of the transactions or obligations under the Transaction Documents.

“Seller” shall have the meaning specified in the preamble.

“Seller’s Knowledge” means the actual knowledge of those Persons set forth on Schedule A-3, after due inquiry.

“Sprague Co-op” means Sprague Co-op Member LLC, a Delaware limited liability company.

“Sprague Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of May 19, 2020, among Sprague Operating, as U.S. borrower, Kildair, as Canadian borrower, the several lenders parties thereto, MUFG Bank Ltd., as administrative agent, the co-syndication agents, the co-collateral agents and the co-documentation agents party thereto.

“Sprague Operating” means Sprague Operating Resources LLC, a Delaware limited liability company.

“Sprague Waiver” shall mean a written consent to or waiver of the event of default under (or an amendment having the same effect to) the Sprague Credit Agreement (which amendment may provide for other modifications reasonably acceptable to Acquiror) (in any case, in form and substance reasonably satisfactory to the requisite Parties thereto and to Acquiror) in connection with the transactions contemplated by this Agreement from the required lenders specified thereunder.

“SRLP” means Sprague Resources LP, a Delaware limited partnership.

“SRLP Benefit Plan” shall have the meaning specified in Section 4.10(a).

“SRLP Entities” means SRLP GP, SRLP and each of their respective Subsidiaries.

“SRLP Entities Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that is materially adverse to, or has had a material adverse effect on or change in, on or to the business, condition (financial or otherwise) or operations of the SRLP Entities, taken as a whole; provided, however, that none of the following events, changes, facts, developments, circumstances, conditions or occurrences (either alone or in combination) shall be taken into account for purposes of determining whether or not an SRLP Entities Material Adverse Effect has occurred: (a) changes in general local, domestic, foreign or international economic conditions; (b) changes affecting generally the industries or markets in which such Person operates (including changes in commodity prices or interest rates); (c) acts of war, sabotage or terrorism, military actions or the escalation thereof, weather conditions, disease outbreaks (including COVID-19 and any COVID-19 Measures) or other force majeure events or acts of God, including any material worsening of any of the foregoing conditions threatened or existing as of the date of this Agreement; (d) the announcement (in accordance with the terms of this Agreement) or performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby, including any disruption of customer or supplier relationships, loss of any employees or independent contractors of any SRLP Entity or actions taken or not taken specifically consented to by Acquiror (including any waiver by Acquiror of any conditions precedent set forth in Section 7.1 or Section 7.2; provided that the exception set forth in this clause (d) shall not apply in connection with any representation or warranty set forth in Sections 4.2 and 4.3, or any condition insofar as it relates to any such representation or warranty); (e) any changes in the applicable Laws or accounting rules or principles, including changes required by GAAP or interpretations thereof; (f) any failure of any SRLP Entity to meet any internal or published projections, estimates or expectations of such SRLP Entity’s revenue, earnings or other financial performance or results of operations for any period, or any failure by any SRLP Entity to meet its internal budgets, plans or forecasts of its revenue, earnings or other financial performance of results of operations (it being understood, in each case, that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of an SRLP Entities Material Adverse Effect may be taken into account) and (g) any changes in (i) the market price or trading volume of the equity securities of any SRLP Entity (and the associated costs of capital) or (ii) the credit rating of any SRLP Entity or the indebtedness of any SRLP Entity (it being understood, in each case of (i) and (ii), that the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of an SRLP Entities Material Adverse Effect may be taken into account); except, in the case of clauses (a) through (c) and (e), to the extent disproportionately affecting the SRLP Entities as compared with other Persons in the same industry and then only such disproportionate impact shall be considered.

“SRLP General Partner Interest” means the “General Partner Interest,” as defined in the SRLP Partnership Agreement.

“SRLP GP” shall have the meaning specified in the recitals.

“SRLP LTIP” means the Sprague Resources LP 2013 Long-Term Incentive Plan and any and all award agreements granted thereunder.

“SRLP Omnibus Agreement” means that certain Omnibus Agreement, dated as of October 30, 2013, by and among Axel Johnson, Inc., Seller, SRLP and SRLP GP.

“SRLP Participant” means a participant in the Axel Johnson Retirement Plan and/or the Axel Johnson Restoration Plan who is an employee of an SRLP Entity as of the Closing or was an employee of an SRLP Entity during their participation in such plan(s). For the avoidance of doubt, this includes all former employees of an SRLP Entity with a vested benefit under the Axel Johnson Retirement Plan and/or the Axel Johnson Restoration Plan.

“SRLP Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of SRLP, dated as of October 30, 2013, as may be amended, modified or supplemented from time to time.

“Subject Common Units” shall have the meaning specified in the recitals.

“Subject GP Interests” shall have the meaning specified in the recitals.

“Subject IDRs” shall have the meaning specified in the recitals.

“Subject Interests” shall have the meaning specified in the recitals.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity, whether incorporated or unincorporated, of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, (b) if a partnership (whether general or limited), a general partner interest is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or (c) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or, in the case of a limited liability company, a managing member interest is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses.

“Tax” means (a) all taxes, charges, fees, levies or other assessments, each in the nature of a tax, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding (including backup withholding), payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property windfall profit, premium, stamp, customs, disability, environmental, alternative minimum, add-on, value-added, and estimated taxes, customs duties, fees, escheat or unclaimed property obligations, assessments and similar charges, (b) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (a), above, and (c) any liability in respect of any item described in clauses (a) and (b), above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of being a member of a consolidated, combined or unitary group) or otherwise.

“Tax Authority” means a Governmental Authority or political subdivision thereof responsible for the imposition, administration, assessment or collection of any Tax (domestic or foreign) and the agency (if any) charged with the collection or administration of such Tax for such entity or subdivision.

“Tax Consideration” shall have the meaning specified in Section 6.11(b).

“Tax Returns” means any return, declaration, report, claim for refund, estimate, information, rendition, statement or other document pertaining to any Taxes required to be filed with a Governmental Authority, and including any attachments or supplements or amendments thereto.

“Third Party” means any Person other than (a) a Party, (b) an Affiliate of a Party or (c) the SRLP Entities or any of their respective Subsidiaries.

“Third Party Claim” shall have the meaning specified in Section 8.3(b).

“Trade Secrets” means trade secrets and rights in confidential information, including confidential technical or non-technical data, information or know-how, customer information, lists of actual or potential customers or suppliers, financial data, financial plans, product plans, formulas, formulations, patterns, processes, techniques, methods, compilations, programs (including computer software and related source code), concepts, techniques, and other non-public information similar to any of the foregoing, whether or not patentable.

“Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, and any and all other agreements or instruments provided for in this Agreement to be executed and delivered by the Parties in connection with the transactions contemplated hereby.

“Transfer Taxes” shall have the meaning specified in Section 6.11(a).

“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.

EXHIBIT B

FORM OF ASSIGNMENT OF SUBJECT INTERESTS

B-1

EXHIBIT C

FORM OF NEW BEDFORD TERMINAL AGREEMENT

C-1